                                                                    Exhibit 2.01

                   DATED                                 1998
                   ------------------------------------------



                        ANGLIAN WATER SERVICES LIMITED(1)

                                       and

                             ANGLIAN WATER, INC.(2)

                                       and

                     ANGLIAN WATER INTERNATIONAL LIMITED(3)

                                       and

                            WATERLINK (UK) LIMITED(4)

                                       and

                                WATERLINK INC(5)


                 ----------------------------------------------

                     AGREEMENT FOR THE SALE AND PURCHASE OF
                       THE ENTIRE ISSUED SHARE CAPITAL OF
                      AQUAFINE ENGINEERING SERVICES LIMITED
                           AND PURAC ENGINEERING, INC.
                 ----------------------------------------------





                           REYNOLDS PORTER CHAMBERLAIN
                                Chichester House
                              278/282 High Holborn
                                 London WCLV 7HA
                              Ref: NCC/TRA/ANG.18-1

                                    CONTENTS

CLAUSE

1.       Interpretation
2.       Sale and purchase
3.       Completion
4.       Warranties
5.       Limitations on the Sellers' liability
6.       Confidential Information
7.       Indemnity and Undertakings
8.       Capacity and Authority of the Parties
9.       Further undertakings by the Sellers
10.      Pensions
11.      Guarantees
12.      Announcements
13.      Competition
14.      Costs
15.      General
16.      Assignment
17.      Notices
18.      Governing law and jurisdiction
19.      Counterparts


SCHEDULE

1 .      Information about AES and PEI
2.       Items for delivery by the Sellers at Completion
3.       Warranties in respect of AES and PEI
4.       Guaranteed Contracts
5.       Pension arrangements
6.       Registered Intellectual Property Rights
7.       Tax Indemnity
8.       PEI contracts excluded from warranty


                                        2

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AGREED FORM DOCUMENTS

1.       Letter of Credit for $750,000
2.       Property Agreement
3.       Assignment of debts
4.       Asset Transfer and Novation Agreement



                                        3

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THIS AGREEMENT is made on                             1998


BETWEEN:

(1) ANGLIAN WATER SERVICES LIMITED, a company incorporated in England and Wales (registered no. 2366656), whose registered office is at Anglian House, Ambury Road, Huntingdon, Cambridgeshire, PE18 6NZ, England (the "AES SELLER");

(2) ANGLIAN WATER, INC, a company incorporated in the state of Delaware, USA, whose principal office is at 10054 Old Grove Road, San Diego, CA 92131, USA (the "PEI SELLER")

(3) ANGLIAN WATER INTERNATIONAL LIMITED, a company incorporated in England and Wales (registered no. 2729389), whose registered office is at Anglian House, Ambury Road, Huntingdon, Cambridgeshire, PE18 6NZ, England (the "SELLER GUARANTOR");

(4) WATERLINK (UK) LIMITED, a company incorporated in England and Wales (registered no. 3181974), whose registered office is at 54 Broad Street, Ludlow, Shropshire, SY8 1GP (the "AES BUYER"); and

(5) WATERLINK, INC, a company incorporated in the state of Delaware, USA, whose principal office is at 4100 Holiday Street, NW Canton, Ohio 44718-2532, USA (the "PEI BUYER").


THE PARTIES AGREE as follows:


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1.       INTERPRETATION

1.1      In this Agreement:

         "Accounts" means AES's individual accounts (as that term is used in Section 226 of the Act) for the financial year ended on the Last Accounting Date, the auditors' report on those accounts and the directors' report for that year;

         "Act" means the Companies Act 1985;

         "AES" means Aquafine Engineering Services Limited, a company incorporated in England and Wales (registered number 2387229), whose registered office is at Anglian House, Ambury Road, Huntingdon, Cambridgeshire, PE18 6NZ, England;

         "Business Day" means a day other than Saturday or Sunday or public holiday in England and Wales;

         "Buyers" means the AES Buyer and the PEI Buyer and any reference to the relevant Buyer shall be to either the AES Buyer or the PEI Buyer as the context implies;

         "Buyers' Group Company" means the AES Buyer or the PEI Buyer, a subsidiary or holding company for the time being of the AES Buyer or the PEI Buyer or a subsidiary for the time being of a holding company of the AES Buyer or the PEI Buyer and includes, for the avoidance of doubt, following Completion AES and PEI;

         "Buyers' Attorneys" means Benesch, Friedlander, Coplan & Aronoff LLP, 2300 BP America Building, 200 Public Square, Cleveland, Ohio, USA;

         "Completion" means completion of the sale and purchase of the Shares and the PEI Shares in accordance with this Agreement;

         "Confidential Information" means all information not publicly known used in or otherwise relating to AES's or PEI's business, customers or financial affairs;

         "Disclosure Letter" means the letter from the AES Seller given on its own behalf and on behalf of the PEI Seller to the AES Buyer and the PEI Buyer in relation to the Warranties having the same date as this Agreement together with any documents annexed thereto;

         "Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

         "INTELLECTUAL PROPERTY" means:

         (a) patents, trade marks, service marks, registered designs, applications for any of those rights, trade and business names, unregistered trade marks and service marks, copyrights, know-how, rights in designs and inventions;

         (b) rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a); and

         (c) rights of the same or similar effect or nature as or to those in paragraphs (a) and (b),

         in each case in any jurisdiction;

         "INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property used, or required to be used, by AES in, or in connection with, its business;

         "LAST ACCOUNTING DATE" means 31 March 1997;

         "MANAGEMENT ACCOUNTS" means ABS's unaudited profit and loss account for the period starting on the day after the Last Accounting Date and ending on, and AES's unaudited balance sheet as at, 31 December 1997 and AES's unaudited monthly financial summary for the period from that date until 28 February 1998;

         "PEI" means Purac Engineering, Inc., a corporation incorporated under the laws of the state of Delaware, USA, having its principal office at 4550 New Linden Hill Road, Suite 500, Wilmington, DE 19808;

         "PEI ACCOUNTS" means the unaudited balance sheet and profit and loss account of PEI as at 31 December and 31 March 1997 and for the nine and twelve month periods then ended, together with the supporting information included in the Sellers' group statutory accounts pack and the unaudited monthly financial summary of PEI as at and for the 11 months ended 28 February 1998;

         "PEI SHARES" means 210 shares of capital stock, without par value, of PEI, comprising all the outstanding capital stock of PEI;

         "PERMIT" means a permit, licence, consent, approval, certificate and other authorisation, and a filing of a notification, report or assessment, necessary in any jurisdiction for the operation of AES's business, its ownership, possession, occupation or use of an asset Save for any Environmental Licence (as defined in paragraph 9 of Schedule
         3);


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         "Property" means the property comprising the freehold and leasehold land at Kiln Lane, Ely, Cambridgeshire owned by the AES Seller and currently occupied by AES, details of which are set out in the Property Agreement;

         "Property Agreement" means the agreement between the AES Seller and the AES Buyer dated the same date as this Agreement in respect of the sale and purchase of the Property;

         "Relevant Claim" means a claim by the AES Buyer or the PEI Buyer involving or relating to a breach of a Warranty or under the Tax Indemnity;

         "Relevant Environmental Claim" means any Relevant Claim for breach of a Warranty contained in paragraph 9 of Schedule 3;

         "Relevant Non-Tax Claim" means any Relevant Claim other than a Relevant Tax Claim;

         "Relevant Non-Tax and Non-Environmental Claim" means any Relevant Claim other than a Relevant Tax Claim or a Relevant Environmental Claim;

         "Relevant Tax Claim" means any Relevant Claim for breach of a Tax Warranty or under the Tax Indemnity;

         "Pension Schemes" means means (i) the Anglian Water Miffor Image Pension Scheme as the same was established by an interim trust deed dated 31st August 1989 and made between Anglian Water Plc (1) and T Bolongaro, R A Brown, R M Dickinson, A K D Fox, P J P Gleeson, D R H Price and The Reverend L H Watson (2) and is currently governed by a Definitive Trust Deed and Rules dated 5th April 1994 and made between Anglian Water Plc (1) Anglian Water Services Limited, Anglian Water (Engineering and Business Systems) Limited and Anglian Water (Commercial Developments) Limited (2) and T Bolongaro, R A Brown, R M Dickinson, A K D Fox, P J P Gleeson, D R H Price and The Reverend L H Watson (3); and (ii) the Anglian Water Pension Scheme as the same was established by an interim trust deed dated 27th September 1988 and made between Anglian Water Plc (1) and A G Semple, P J P Gleeson, D R H Price, T Bolongaro, S Chaplin and H M Kellie (2) and is currently governed by a Definitive Trust Deed and Rules dated loth May 1991 and made between Anglian Water Plc (1) Anglian Water Services Limited, Anglian Water (Engineering and Business Systems) Limited and Anglian Water (Commercial Developments) Limited (2) and A G Semple, P J P Gleeson, D R H Price, T Bolongaro, S Chaplin and H M Kellie (3) or either of them as the context requires;

         "Sellers" means the AES Seller and the PEI Seller and any reference to the relevant Seller shall be to either the AES Seller or the PEI Seller as the context implies;


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



         "Sellers' Group Company" means the AES Seller or the PEI Seller, a subsidiary or holding company for the time being of the AES Seller or the PEI Seller or a subsidiary for the time being of a holding company of the AES Seller or the PEI Seller;

         "Sellers' Solicitors" means Reynolds Porter Chamberlain of Chichester House, 278/282 High Holborn, London, WCIV 7HA;

         "Shares" means 2,300,002 fully-paid ordinary shares of il each of AES comprising the whole of the issued share capital of AES;

         "Sum Recovered" means an amount equal to the total of the amount recovered from the other person less all reasonable costs incurred by a Buyers' Group Company in recovering the amount from the person.

         "Tax" and "Taxation" mean any form of taxation, levy, duty, charge, contribution or impost of whatever nature (including any relation fine, penalty, surcharge or interest) imposed by a Tax Authority;

         "Tax Authority" and "Taxation Authority" mean any local, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world including, without limitation, the Inland Revenue and HM Customs and Excise;

         "Taxes Act" means Income and Corporation Taxes Act 1988;

         "Tax Indemnity" means the indemnity contained in Schedule 7;

         "Tax Warranty" means any of the warranties contained in paragraph 6 of
         Schedule 3 Part 1 or paragraph 6 of Schedule 3 Part 2;

         "TCGA" means the Taxation of Chargeable Gains Act 1992;

         "VATA" means, in the United Kingdom, the Value Added Tax Act 1994 and, in a jurisdiction outside the United Kingdom, any equivalent legislation;

         "Warranty" means a warranty contained in Schedule 3 and "Warranties" means all those warranties.

1.2      In this Agreement, a reference to:

         1.2.1 a "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with Section 258 of the Act and a "subsidiary" or "holding company" is to be construed in accordance with Section 736 of the Act;


                                        8

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         1.2.2    a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party;

         1.2.3 a statutory provision includes a reference to the statutory provision as modified or reenacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision before the date of this Agreement;

         1.2.4 a person includes a reference to a body corporate, association or partnership;

         1.2.5 a person includes a reference to that person's legal personal representatives and successors; and

         1.2.6 a clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of or Schedule to this Agreement.

1.3      The headings in this Agreement do not affect its interpretation.

1.4 A reference in clause 5 and Schedule 3 to a person's knowledge, information, belief or awareness is deemed to include knowledge, information, belief or awareness which the person would have if the person had made all usual and reasonable enquiries.

2.       SALE AND PURCHASE

2.1 The AES Seller with full title guarantee agrees to sell and the AES Buyer agrees to buy the Shares and the PEI Seller with full title guarantee agrees to sell and the PEI Buyer agrees to buy the PEI Shares and each right attaching to the Shares and the PEI Shares at or after the date of this Agreement, free of any Encumbrance.

2.2 The total purchase price of the Shares is(pound)3,575,000. The total purchase price of the PEI Shares is(pound)48,000.

3.       COMPLETION

3.1 Completion of the matters specified in this Agreement is conditional in all respects upon the completion of the Property Agreement, in so far as it relates to the freehold property.

3.2 The AES Seller and the AES Buyer shall use their respective reasonable endeavours to ensure that the condition contained in clause 3.1 is satisfied.

3.3 Completion shall take place at the office of the Sellers' Solicitors on the date of this Agreement.

3.4 At Completion the Sellers shall give to the Buyers each item specified in Schedule 2.

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3.5      The Seller shall ensure that at Completion AES's directors hold a meeting of the board of directors of AES at which the directors:

         3.5.1 vote in favour of the registration of the Buyer or its nominee(s) as member(s) of AES in respect of the Shares (subject to the production of properly stamped transfers);

         3.5.2 change AES's registered office to a place nominated by the Buyer;

         3.5.3    change AES's accounting reference date to 30 September;

         3.5.4 appoint persons nominated by the Buyer as directors, secretary and auditors of AES with effect from the end of the meeting;

         3.5.5 resolve to enter into the asset transfer and novation agreement in the agreed form; and

         3.5.6 revoke each existing mandate given by AES for the operation of its bank accounts and pass the resolutions contained in new mandate(s) giving authority to persons nominated by the AES Buyer.

3.6      At Completion:

         3.6.1 the AES Buyer shall pay (pound)3,575,000 to the AES Seller or as the AES Seller directs in writing by transfer of funds and the PEI Buyer shall pay (pound)48,000 to the PEI Seller or as the PEI Seller directs in writing by transfer of funds;

         3.6.2 the AES Buyer shall give the AES Seller the Property Agreement in the agreed form executed by the AES Buyer and arrange for payment to be made in accordance with the terms of that contract to the AES Seller or as the AES Seller directs in writing by transfer of funds;

         3.6.3 the PEI Buyer shall procure the repayment by PEI to Anglian Water International Holdings Limited of (pound)552,000 in full settlement of the outstanding sum owed of $925,000 together with all accrued and unpaid interest thereon; and

         3.6.4 AES shall enter into the asset transfer and novation agreement in the agreed form.

3.7 Without prejudice to their rights and obligations hereunder, the parties acknowledge that the business, profits and losses of AES and PEI have been operated for the account of AES Buyer and PEI Buyer, respectively, from and after the opening of business on March 15, 1998.


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4.       WARRANTIES

4.1 The Sellers warrant to the Buyers that each Warranty is true at the date of this Agreement and acknowledge that the Buyers are entering into this Agreement in reliance on the Warranties.

4.2 The Buyers acknowledge that they have not relied on, or been induced to enter this Agreement by, any representation, warranty or undertaking other than those expressly set out in this Agreement. The Buyers are not entitled to make a claim against the Sellers in respect of any representation, warranty or undertaking arising out of, or in connection with, this Agreement unless the representation, warranty or undertaking is expressly set out in this Agreement.

4.3 The Warranties are qualified by reference to any matter or thing which is fairly disclosed in the Disclosure Letter.

4.4 The Buyers warrant to the Sellers that they have not at the date of this Agreement formulated an intention to make a Relevant Claim against the Sellers and based upon enquiry of Dr Hans F Larsson that they do not have actual knowledge of any breaches of the Warranties arising from the relationship between AES or PEI (as the case may be) and a Sellers' Group Company.

4.5 Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by another provision of this Agreement or another Warranty.

4.6      If there is a breach of a Warranty and:

         4.6.1 the value of an asset of AES or PEI is or becomes less than the value would have been had the breach not occurred; or

         4.6.2 AES or PEI is subject to or incurs a liability which it would not have been subject to or would not have incurred had the breach not occurred, the relevant Buyer shall be entitled to claim, without prejudiced to its right to seek redress or recover damages on any basis from time to time available to it, an amount equal to either:

         4.6.3 the reduction in the value of the asset or, as the case may be, the increase in the liability; or

         4.6.4 the reduction caused in the value of the Shares or the PEI Shares (as the case may be) and for the avoidance of doubt there shall be no right for the Buyer to recover an amount in any circumstances calculated on the basis of a multiple of such reduction;

         each on demand from the Seller.

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5.       LIMITATIONS ON THE SELLERS' LIABILITY

5.1 Neither of the Sellers are liable in respect of a Relevant Non-Tax Claim unless the amount that would otherwise be recoverable from the relevant Seller (but for this clause 5. 1) in respect of that Relevant Non-Tax Claim exceeds (pound)1,000.

5.2 Neither of the Sellers are liable in respect of a Relevant Non-Tax and Non-Environmental Claim unless and until the amount that would otherwise be recoverable from the Sellers (but for this clause 5.2) in respect of that Relevant Non-Tax and Non-Environmental Claim, when aggregated with any other amount or amounts recoverable in respect of other Relevant Non-Tax and Non-Environmental Claims (excluding any amounts in respect of a Relevant Non-Tax Claim for which the Sellers have no liability because of clause 5.1), exceeds(pound)250,000 and in the event that the aggregated amounts exceed(pound)250,000 the Sellers are only liable for the excess.

5.3 Neither of the Sellers are liable in respect of a Relevant Environmental Claim unless and until the amount that would otherwise be recoverable from the Sellers (but for this clause 5.3) in respect of that Relevant Environmental Claim, when aggregated with any other amount or amounts recoverable in respect of other Relevant Environmental Claims (excluding any amounts in respect of a Relevant Non-Tax Claim for which the Sellers have no liability because of clause 5.1), exceeds(pound)250,000 and in the event that the aggregated amounts exceed(pound)250,000 the Sellers are only liable for the excess.

5.4 The Sellers' total liability in respect of all Relevant Non-Tax Claims is limited to (pound)750,000 in aggregate save that their total liability in respect of all Relevant Environmental Claims shall be an additional (pound)750,000 in aggregate.

5.5 Neither of the Sellers are liable in respect of a Relevant Claim unless the relevant Buyer has given the relevant Seller written notice of the Relevant Claim (stating in reasonable detail the nature of the Relevant Claim and, if practicable, the amount claimed):

         5.5.1 on or before the seventh anniversary of Completion in respect of a Relevant Tax Claim;

         5.5.2 on or before the second anniversary of Completion in respect of a Relevant Environmental Claim;

         5.5.3 on or before the first anniversary of Completion in respect of another Relevant Claim; and

         5.5.4 Notwithstanding the foregoing, there shall be no limitation as to when a Relevant Claim may be brought with respect to the warranty contained in paragraph 2 of

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                  Schedule 3 Part 1 or paragraph 2 of Schedule 3 Part 2 and for the avoidance of doubt the limitations set out in this Agreement shall not apply to the Sellers covenants to sell with full title guarantee.

5.6 A Relevant Non-Tax Claim notified in accordance with clause 5.5 and not satisfied, settled or withdrawn is unenforceable against the relevant Seller on the expiry of the period of twelve months starting on the day of notification of the Relevant Claim, unless proceedings in respect of the Relevant Claim have been issued and served on the relevant Seller.

5.7      Neither of the Sellers are liable in respect of a Relevant Non-Tax
         Claim:

         5.7.1 to the extent that the matter giving rise to the Relevant Non-Tax Claim would not have arisen but for the passing of, or a change in, after the date of this Agreement a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the date of this Agreement;

         5.7.2 to the extent that the matter giving rise to a Relevant Non-Tax Claim relates to an amount for which AES or PEI (as the case may be) has a right of recovery against, or an indemnity from, a person other than a Sellers' Group Company, whether under a provision of applicable law, insurance policy or otherwise howsoever provided that if the relevant Buyer has reasonable commercial grounds for wishing not to pursue such right of recovery or indemnity the relevant Seller shall nevertheless be liable in respect of such Relevant Non-Tax Claim upon the assignment to the relevant Seller for no consideration of the benefit of such right of recovery or indemnity;

         5.7.3 if a Buyers' Group Company fails to act in accordance with clause 5.11 in connection with the matter giving rise to the Relevant Non-Tax Claim unless and to the extent that in the absence of the failure the relevant Buyer would still have had a Relevant Non-Tax Claim;

5.8 For the avoidance of doubt, limitations on the Sellers' liability in respect of Relevant Tax Claims are also contained in the Tax Indemnity:

         5.8.1 references to the AES Seller and the AES Buyer in the Tax Indemnity shall be taken to be references to the PEI Seller and the PEI Buyer and references to the Company to be references to PEI where appropriate in relation to claims under the Tax Warranties in respect of PEI; and

         5.8.2 where the provisions of this clause 5 in respect of Relevant Tax Claims and the Tax Indemnity conflict; the Tax Indemnity shall prevail.


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



5.9 The Buyers are not entitled to recover more than once in respect of any one matter giving rise to a Relevant Claim.

5.10 If in respect of any one matter a Relevant Claim may be made under the Warranties and under the Tax Indemnity:

         5.10.1 the Relevant Claim under the Tax Indemnity may not be made before the Relevant Claim is made under the Warranties; and

         5.10.2 to the extent that the Buyers recover under the Warranties they shall not be entitled to recover under the Tax Indemnity.

5.11 If a Buyers' Group Company becomes aware of a matter which might give rise to a Relevant Non-Tax Claim which is not likely to exceed (pound)200,000 in excess of the Sellers' total liability as provided for in clause 5.4:

         5.11.1 the relevant Buyer shall as soon as reasonably practicable give written notice to the relevant Seller of the matter and shall consult with the relevant Seller with respect to the matter but the failure to do so shall not impair such Buyer's rights unless such failure is actually materially prejudicial to such Seller;

         5.11.2 the relevant Buyer shall, and shall ensure that each Buyers' Group Company will, provide to the relevant Seller and its advisers reasonable access to premises and personnel and to relevant assets, documents and records within each Buyers' Group Company's power or control for the purposes of investigating the matter and enabling the relevant Seller to take the action referred to in clause 5.11.4(a);

         5.11.3 the relevant Seller (at its cost) may take copies the documents or records, and photograph the premises or assets, referred to in clause 5.11.2, which copy documents, records, and photographs shall be treated by such Seller as confidential;

         5.11.4 the relevant Buyer shall and shall ensure that each Buyers' Group Company will:

                  (a) take any action and institute any proceedings, and give any information and assistance, as the relevant Seller may reasonably request to:

                           (i) dispute, resist, appeal, compromise, defend, remedy or mitigate the matter provided that the relevant Buyer shall not be obliged to take any such action or institute such proceedings or to settle or procure the settlement of any matter which will have a future material adverse effect on AES or PEI without consent, such consent not to be unreasonably withheld and in the event that the action or proceedings requested to be taken by the relevant Seller are not against a Buyers'

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



                                    Group Company the right to withhold such consent shall be determined upon the reasonable judgement of the relevant Buyer; or

                                    (ii)    enforce against a person (other than
                                            a Sellers' Group Company) a Buyers'
                                            Group Company's rights in relation
                                            to the matter; and

                           (b) in connection with proceedings related to the matter (other than against a Sellers' Group Company) use advisers nominated by the relevant Seller and, if such Seller requests, allow such Seller the exclusive conduct of the proceedings, and in each case on the basis that notwithstanding the provisions contained in clause 5.4 the relevant Seller shall fully indemnify each Buyers' Group Company for all reasonable losses, damages and costs incurred as a result of a request or nomination by such Seller;

         5.11.5 the relevant Buyer shall not, and shall ensure that no Buyers' Group Company will, admit liability in respect of, or compromise or settle, the matter without the prior written consent of the relevant Seller (not to be unreasonably withheld or delayed).

5.12 The Sellers are not liable in respect of a relevant claim to the extent that the working capital (ie the current assets less the current liabilities as shown in the unaudited balance sheet as at 31 December 1997 for AES or PEI as the case may as shown in the Management Accounts or the PEI Accounts) is overstated.

5.13 If one of the Sellers pays to a Buyers' Group Company an amount in respect of a Relevant Non-Tax Claim and a Buyers' Group Company subsequently recovers from another person an amount which is referable to the matter giving rise to the Relevant Non-Tax Claim:

         5.13.1 if the amount paid by such Seller in respect of the Relevant Non-Tax Claim is more than the Sum Recovered, the relevant Buyer shall immediately pay to such Seller the Sum Recovered; and

         5.13.2 if the amount paid by such Seller in respect of the Relevant Claim is less than or equal to the Sum Recovered, the relevant Buyer shall 'immediately pay to such Seller an amount equal to the amount paid by such Seller.

5.14 Nothing in clause 5 or in the Tax Indemnity restricts or limits the Buyer's general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Relevant Claim and notwithstanding the provisions of clause 4.6 the Buyers will be deemed to be under a duty to mitigate any loss which they may seek to claim constitutes a breach of Warranty.

6.       CONFIDENTIAL INFORMATION

6.1      With effect from Completion the Sellers shall:

         6.1.1 not use or disclose to a person Confidential Information it has or acquires; and

         6.1.2 make every reasonable effort to prevent the use or disclosure of Confidential Information by persons over which it has influence.

6.2      Clause 6.1 does not apply to:

         6.2.1 disclosure of Confidential Information to a director, officer or employee of the Buyer, AES or PEI whose function requires him to have the Confidential Information;

         6.2.2 use or disclosure of Confidential Information required to be used or disclosed by law or the London Stock Exchange Limited;

         6.2.3 disclosure of Confidential Information to an adviser for the purpose of advising the Sellers but only on terms that clause
                  6.1 applies to use or disclosure by the adviser; or

         6.2.4 Confidential Information which becomes publicly known except by the Sellers' breach of clause 6.l.

7.       INDEMNITY AND UNDERTAKINGS

7.1 The Sellers undertake that they will and will procure that each Sellers' Group Company will continue to support all existing bank guarantees and guarantees given directly by any Sellers' Group Company relating to the performance of those contracts as set out in Schedule 4 to which AES or PEI is a party until such guarantees have expired. Notwithstanding the foregoing the PEI Buyer undertakes to provide or procure the provision of a $60,000 letter of credit to the landlord of the premises occupied by PEI within 2 months of Completion in order to release the relevant Sellers' Group Company from its obligations with respect thereto.

7.2 The AES Buyer shall indemnify and keep the AES Seller fully and effectively indemnified on demand against any and all losses, claims, damages, costs, charges, expenses, liabilities, demands, proceedings and actions which the AES Seller or any Sellers' Group Company may sustain or incur or which may be brought or established by any person arising out of or in relation to or by reason of the actions provided for in clause 7.1. Save that notwithstanding the indemnity set out in this clause 7.2 the AES Buyer shall nevertheless be entitled to the benefit of any Relevant Claim available to it.

7.3 The AES Seller shall be entitled to draw on the letter of credit for $750,000 (in the agreed form) drawn on Bank of America as a result of any claim that it has by virtue of the indemnity set out at clause 7.2. The aforementioned letter of credit may be reduced in value by the AES Buyer on a dollar for dollar basis (using the dollar/sterling exchange rate which would be reasonably available to the AES Seller for the purchase of dollars at the time of the reduction) to the extent that the guarantees set out in Schedule 4 and the guarantees and bonds set out in schedule 3.4(f) of the share purchase agreement between inter alia Waterlink (Sweden) AB and Anglian Water Holding GmbH concerning the acquisition of shares in inter alia Nordic Water Products AB dated 4 March 1997 have in aggregate reduced in value to below $750,000. Before exercising their right to draw on the aforementioned letter of credit, the AES Seller undertakes to notify the AES Buyer of its intention to draw on such letter of credit. On request by the AES Seller, the AES Buyer undertakes to provide the AES Seller with information on the status of the relevant contracts and the guarantees given in respect of those contracts by the AES Seller or by a Sellers' Group Company and to assist the AES Seller in the recovery of the guarantees upon their expiry.

7.4 The AES Buyer undertakes to use all reasonable efforts not to and to ensure that each Buyers' Group Company ceases to use or make any references to the trade mark or corporate name Anglian Water in their operations as soon as possible and in no event as from six months after Completion. During this six month period, AES is entitled to continue to use the name Anglian Water in any literature or brochure existing at Completion. The AES Buyer hereby waives any rights whatsoever to the name "Anglian Water" or any derivatives thereof.

7.5 The PEI Buyer undertakes to use all reasonable efforts not to and to ensure that each Buyers' Group Company ceases to use or make any references to the corporate name Purac in their operations within twelve months after Completion. The PEI Buyer hereby waives any rights whatsoever to the name "Purac" or any derivatives thereof.

7.6 The AES Buyer undertakes to the AES Seller to ensure that the employees of AES at Completion shall be paid the bonuses that they are entitled to under the profit related pay scheme operated by AES immediately prior to Completion for the financial year ended 31 March 1998 and that none of such employees suffer any financial loss as a result of an increase in their personal tax liability upon the receipt of such bonus arising from the cessation of their right to participate in such scheme Provided that the liability of the AES Buyer in respect of its obligation to ensure that such employees do not suffer any increased personal tax liability shall not exceed(pound)8,000.

7.7 Immediately following Completion the AES Buyer undertakes to the AES Seller for the benefit of Anglian Water plc to pay (pound)6,801.38 to Anglian Water plc in consideration for which Anglian Water plc will enter into an assignment of debts (in the agreed form) in relation to amounts owed by employees of AES to Anglian Water plc which were loaned for the purchase of computer equipment.

7.8 The AES Seller shall indemnify and keep AES fully and effectively indemnified on demand against any and all losses, claims, damages, costs, charges, expenses, liabilities, demands, proceedings and actions which AES may sustain or incur or which may be brought or established by any person arising out of or in relation to or by reason of any claim for redundancy, termination or other severance payments and/or any allegation of a failure to consult pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981 made by each of A Dunsire, M Mutch, J Bennet, D Stimson, J Williams, N Harper, W Milner, L Minns, P Jennings, M Hyde, J Denny, R Baring, P Gorham, D Thompson, G Browne and K Cooper who have previously been employed in the provision of services by AES under the sewerage maintenance contract to the AES Seller which was novated from AES to Alpheus Environmental Services Limited and to which company the said employees have agreed to be transferred prior to Completion.

7.9 The AES Seller shall indemnify and keep AES fully and effectively indemnified on demand against any and all losses, claims, damages, costs, charges, expenses, liabilities, demands, proceedings and actions which AES may sustain or incur or which may be brought or established by R Cornwall who has previously been employed in the provision of services for AES arising out of or in relation to or by reason of any claim he may have against AES for unfair dismissal, wrongful dismissal or redundancy.

7.10 The PEI Seller shall pay all costs and expenses, including, without limitation, payments in respect of any severance arrangement, (but not for the avoidance of doubt any ex gratia payments or contractual payments in excess of those provided for under the contract of employment existing at the date of Completion) arising from the termination of Tony Nardozzi's employment by PEI, and shall indemnify and keep the PEI Buyer (and PEI after Completion) fully and effectively indemnified on demand against any and all losses, claims, damages, costs, charges, liabilities, demands, proceedings and actions which the PEI Buyer or PEI (after Completion) may sustain or incur by reason of said termination of employment Provided that the said termination shall occur within 6 months of the date of this Agreement.

7.11 The PEI Buyer shall pay all costs and expenses, including, without limitation, payments in respect of any severance arrangement, arising from the termination of Tony Nardozzi's employment more than 6 months after the date of this Agreement or from the termination of Ron Hartman's or Andy Lupfer's employment by PEI at any time, and shall indemnify and keep the PEI Seller and each Sellers' Group Company fully and effectively indemnified on demand against any and all losses, claims, damages, costs, charges, liabilities, demands, proceedings and actions which the PEI Seller or any Sellers' Group Company may sustain or incur by reason of said terminations of employment.

7.12     The indemnity in terms of Schedule 7 shall apply in relation to Tax.

7.13 The AES Seller undertakes to procure that the payroll facilities for the payment of the employees of AES is made available to the AES Buyer for April and May 1998 at the same charge that AES has paid prior to Completion and the AES Buyer undertakes to reimburse in full on demand the amount which is paid to such employees (including for the avoidance of doubt an apportionment of sums that have already been paid to such employees in respect of the period commencing on Completion) together with the relevant charge.

8.       CAPACITY AND AUTHORITY OF THE PARTIES

8.1 Each of the parties to this Agreement undertakes that it the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and each document to be executed at or before Completion.

8.2 Each of the parties to this Agreement undertakes that its obligations under this Agreement and each document to be executed at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their terms.

9.       FURTHER UNDERTAKINGS BY THE SELLERS

9.1      For 2 years starting on the date of this Agreement:

         9.1.1 the AES Seller shall not compete directly or indirectly with AES within the UK in respect of AES' current activities of:

                  (a) the manufacture, sale, supply, distribution, installation and service of the existing product range as at Completion or enhancement of such existing products; or

                  (b) the sale, supply, distribution and installation of NWP Lamellas or Dynasand filters;

                  except where the AES Seller undertakes contracts for design and construction of Water, Wastewater, Sludge and other Treatment plants incorporating these or similar products. For the avoidance of doubt the restrictions set out in this clause
                  9.1.1 do not restrict the AES Seller from continuing its current activities, nor the continued development and exploitation of products where AES has non exclusive territory licences with any Sellers' Group Company;

         9.1.2 The PEI Seller shall not compete directly or indirectly with PEI within the USA in respect of PEI's current activities of direct sale, supply, distribution, installation and service of Flofilters, GEWE Lamellas and hydraulic scrapers except where the AES Seller undertakes the design construction of Water, Wastewater, Sludge and other Treatment plants incorporating these or similar products. For the avoidance of doubt the restrictions set out in this clause 9.1.2 do not restrict the PEI Seller from extending its current activities in the Design and Construct markets to include the USA, the continued exploitation of Kaldnes where PEI will have a non exclusive licence, or other products and processes that the PEI Seller is developing such as the Lamella - DAF process currently being trialed in the USA.

9.2 For 3 years starting on the date of this Agreement the Sellers shall not directly or indirectly:

         9.2.1    engage, employ or solicit an employee of AES or PEI; or

         9.2.2 do or say anything which is harmful to the reputation of AES or PEI which may lead a person to cease to deal with AES or PEI on substantially equivalent terms to those previously offered or at all.

9.3 Each restriction in clauses 9.1 and 9.2 constitutes an entirely independent restriction on the relevant Seller.

9.4 The Sellers shall ensure that each Sellers' Group Company complies with clauses 9.1 and 9.2 subject to the exceptions set out in those clauses which are deemed to apply to each Sellers' Group Company.

9.5 The Sellers hereby acknowledge that damages would be an inadequate remedy for a breach of clauses 9.1 and 9.2 and agree that the Buyers should be entitled to an injunction for a threatened or actual breach.

9.6 On receiving the Buyer's reasonable request the Sellers shall (at their cost):

         9.6.1 do and execute, or arrange for the doing and executing of, each act, document and thing necessary to implement this Agreement; and

         9.6.2 give to the Buyers all information in its possession or to which they have access relating to the business of AES or PEI and allow the Buyers to copy any document containing that information.

9.7 Notwithstanding the provisions of clause 9.1.1 the restrictions contained within that clause shall not prevent prohibit the holding of not more than 5% of the total issued shares or securities in a company which are quoted on any recognised investment exchange (as defined by section 201 of the Financial Services Act 1986).

10.      PENSIONS

         The AES Seller and the AES Buyer shall implement the pension arrangements in Schedule 5.

11.      GUARANTEES

11.1 In consideration of the PEI Buyer entering into this Agreement the Seller Guarantor guarantees to the PEI Buyer the due and punctual performance by the PEI Seller of all its obligations under this Agreement.

11.2 In consideration of the Sellers entering into this Agreement, the PEI Buyer guarantees to the Sellers the due and punctual performance by the AES Buyer of all its obligations under this Agreement.

11.3 The liability of the PEI Buyer and the Seller Guarantor respectively hereunder shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate them from their obligations under this Agreement including without limitation any time or other indulgence granted by the Buyers to the Sellers or vice versa.

12.      ANNOUNCEMENTS

12.1 Subject to clause 12.2, neither party may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other party's written consent, which may not be unreasonably withheld or delayed.

12.2 Clause 12.1 does not apply to a public announcement, communication or circular:

         12.2.1 required by law or a regulation of a stock exchange, if the party required to make or send it has, if practicable, first consulted and taken into account the reasonable requirements of the other party; or

         12.2.2 made or sent by the Buyers after Completion to a customer, client or supplier of AES or PEI informing it of the Buyers' purchase of the Shares and the PEI Shares.

13.      COMPETITION

         No provision of this Agreement, or of an agreement or arrangement of which it forms part, by virtue of which this Agreement, or an agreement or arrangement of which it forms part, is subject to registration under the Restrictive Trade Practices Acts 1976 and 1977, takes effect until the day after the date on which particulars have been furnished to the Director General of Fair Trading in accordance with those Acts.

14.      COSTS

         Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

15.      GENERAL

15.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

15.2 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

15.3 The Buyer's rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

15.4 Except to the extent that they have been performed and except where this Agreement provides otherwise, the Warranties, indemnities and obligations contained in this Agreement remain in force after Completion.

16.      ASSIGNMENT

         A party may not assign or transfer or purport to assign or transfer a right or obligation under this Agreement except that the benefit of a Warranty may be assigned or transferred in whole or in part and without restriction between the Buyers and the lender of any Buyers' Group Company subject to any defence available to the Sellers hereunder, which assignment shall be in a form and substance reasonably satisfactory to the Sellers.

17.      NOTICES

17.1 A notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class post pre-paid recorded delivery (or air mail if overseas) or by fax to the party due to receive the notice or communication, at its address set out in this Agreement or another address specified by that party by written notice to the others. The parties to this Agreement shall use their reasonable endeavours to ensure that any notice to the Sellers shall be copied to the Seller Guarantor and any notice to the AES Buyer shall be copied to the PEI Buyer.

17.2 In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

         17.2.1 if delivered personally, when left at the address referred to in clause 17.1;

         17.2.2   if sent by mail except air mail, two days after posting it;

         17.2.3   if sent by air mail, six days after posting it; and

         17.2.4   if sent by fax, on completion of its transmission.

18.      GOVERNING LAW AND JURISDICTION

18.1     This Agreement is governed by English law.

18.2 The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

18.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

18.4 Process by which any Proceedings are begun in England may be served on the Buyers' Attorneys or their agents at the following address in the United Kingdom, Messrs Edge & Ellison of Rutland House, 148 Edmund Street, Birmingham, B3 2JR, by being delivered in accordance with clause 17. Nothing contained in clause 18.4 affects the right to serve process in another manner permitted by law.

19.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

                                   SCHEDULE 1


PART 1 - INFORMATION ABOUT AES

1.        Registered number:                 2387229

2.        Date of incorporation:             22 May 1989

3.        Place of incorporation:            England and Wales

4.        Address of registered office:      Anglian House, Ambury Road, Huntingdon,
                                             Cambridgeshire, PE18 6NZ

5.        Type of company:                   Private Limited

6.        Authorised share capital:          (pound)2,500,000 divided into 2,500,000 Ordinary
                                             Shares of (pound)1 each

7.        Issued share capital:              (pound)2,300,002 divided into 2,300,002 Ordinary
                                             Shares of (pound)1 each

8.        Directors:                         Timothy John Pettifer of Treetops, 47 Caxton
                                             End, Eltisley, Huntingdon, Cambridgeshire
                                             and Edward Wilson of 29 West End, West
                                             Haddon, Northamptonshire, NN6 6AY

9.        Secretary:                         Jacqueline Elizabeth Fox of Little Dormers, 3
                                             Wicken Road, Newport, Essex, CB11 3QD

10.       Accounting reference date:         31 March

11.       Auditors:                          Price Waterhouse of Cornwall Court, 19
                                             Cornwall Street, Birmingham B3 2DT

12.       Tax residence:                     UK

13.       VAT registration no.:              514060002 (group registration)


14.       Bank accounts:                     Barclays Bank plc of 1 Market Hill,
                                             Huntingdon, Cambridgeshire PE18 6AE

                                             Account No: 60011045

                                             Sort Code: 20-43-63

15.       Charges:                           None


PART 2 - INFORMATION ABOUT PEI


1.        Date of incorporation:             11 July 1984

2.        Place of incorporation:            Delaware

3.        Place of principal office:         4550 New Linden Hill Road, Suite 500,
                                             Wilmington, DE 19808

4.        Type of company:                   Corporation

5.        Authorised share capital:          300 shares, without par value

6.        Issued share capital:              210 shares

7.        Directors:                         Tony Nardozzi
                                             Andy Nield
                                             Harry Rowlands
                                             John Green

8.        Secretary:                         Andy Lupfer

9.        Fiscal year:                       31 March

10.       Auditors:                          Price Waterhouse

11.       Tax residence:                     United States

12.       Charges:                           None

                                   SCHEDULE 2

                 ITEMS FOR DELIVERY BY THE SELLERS AT COMPLETION

1. Executed transfer(s) in respect of the Shares and the PEI Shares to the AES Buyer and the PEI Buyer or their nominee(s) and the share certificate(s) for the Shares and the PEI Shares.

2. The common seals (if any) of AES and PEI and each register, minute book and other book required to be kept by AES under the Act or by PEI under applicable law made up to the date of Completion, each certificate of incorporation and certificate of incorporation on change of name for AES and a copy of the certificate of incorporation of PEI and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware.

3.       The Property Agreement in the agreed form executed by the AES Seller.

4. A copy of a letter to AES from their auditors resigning their office with effect from Completion containing the statement referred to in
         Section 394 of the Act, the original of the letter having been deposited at the registered office of the relevant company.

5. A letter executed as a deed in the form required by the Buyers from each present director and secretary of AES and from each present office and director of PEI (other than any such individuals whom the Buyers request to remain in office) in each case resigning their respective office (with effect from the end of the meeting held pursuant to clause 3.5) and acknowledging that the writer has no claim against AES for compensation for loss of office or otherwise.

6.       The Management Accounts.

7. Written confirmation from the AES Seller that debts and accounts between AES and PEI on the one hand and any Sellers' Group Company on the other hand have been fully paid.

8. Written confirmation from each of the AES Seller and AW Licensing Limited that the change of control clause at clause 11.2 of each respective licence agreement referred to at items 1 and 2 of Schedule 6 will not apply in respect of the sale of the Shares under the terms of this Agreement.

                                   SCHEDULE 3


PART 1 - WARRANTIES IN RESPECT OF AES

1.       INFORMATION

         The information set out in this Agreement is accurate and not misleading.

2.       SHARES

2.1      The AES Seller is the only legal and beneficial owner of the Shares.

2.2 The Shares comprise the whole of AES's allotted and issued share capital, have been properly allotted and issued and are fully paid or credited as fully paid.

2.3 There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares or unissued shares in the capital of AES.

3.       SUBSIDIARY UNDERTAKINGS

         AES does not have and has never had a subsidiary undertaking. AES has no interest in, and has not agreed to acquire an interest in a corporate body or other undertaking.

4.       ACCOUNTS

4.1      GENERAL

         4.1.1 The Accounts have been prepared and audited on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

         4.1.2 No change in accounting policies has been made in preparing the accounts of AES for each of the three financial years of AES ended on the Last Accounting Date, except as stated in the audited balance sheets and profit and loss accounts for those years.

         4.1.3 The Accounts show a true and fair view of the assets, liabilities and state of affairs of AES as at the Last Accounting Date and of the profits and losses of AES for the financial year ended on the Last Accounting Date.

4.2      DEBTS AND LIABILITIES

         The Accounts fully disclose and provide adequately for all bad and doubtful debts, existing at the Last Accounting Date as are required to be disclosed or provided for in accordance with applicable standards, principles and practices accepted in the United Kingdom.

4.3      EXTRAORDINARY AND EXCEPTIONAL ITEMS

         The results shown by the audited profit and loss account of AES for each of the three financial years of AES ended on the Last Accounting Date have not (except as disclosed in those accounts) been affected by any extraordinary, exceptional or nonrecurring item or by any other matter making the profit or loss for a period covered by any of those accounts unusually high or low.

4.4      MANAGEMENT ACCOUNTS

         The Management Accounts:

         4.4.1 have been prepared in consistency with the reporting principles applied by the management of AES;

         4.4.2 fairly present in all material respects, AES's financial position, results of its operations and changes in its financial position at and for the periods specified therein; and

         4.4.3 are consistent with and have been extended from the books and records of AES.

4.5      ACCOUNTING RECORDS

         AES's accounting records are up-to-date, in its possession or under its control and fully and accurately completed in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

5.       CHANGES SINCE THE LAST ACCOUNTING DATE

5.1      GENERAL

         Since the Last Accounting Date:

         5.1.1 AES's business has been conducted in the usual way and AES has been maintained as a going concern;

         5.1.2 there has been no adverse change in the financial or trading position or prospects of AES.

5.2      SPECIFIC

         Since the Last Accounting Date:

         5.2.1 AES has not, other than in the usual course of its business:

                  (a) acquired or disposed of, or agreed to acquire or dispose of, a material asset; or

                  (b) assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent);

         5.2.2 AES has not factored, sold or agreed to sell a debt other than in the usual course of its business;

         5.2.3 AES has not made, or agreed to make, capital expenditure exceeding in total (pound)50,000 (or its equivalent at the time) or incurred, or agreed to incur, a commitment or commitments involving capital expenditure exceeding in total (pound)50,000 (or its equivalent at the time);

         5.2.4 AES's business has not been materially and adversely affected by the termination, or a change in the terms, of an important agreement or by the loss of a customer or supplier or by an abnormal factor not affecting similar businesses and the AES Seller is not aware of a matter which might have a material and adverse effect on AES's business;

         5.2.5 AES has not declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of the Taxes Act) except as provided in the Accounts;

         5.2.6 AES has not created, allotted, issued, acquired, repaid or redeemed share or loan capital, or made an agreement or arrangement or undertaken an obligation to do any of those things.

6.       TAX

         6.1 The Accounts make full provision for all Taxation for which AES was then or thereafter became or may hereafter become liable or accountable in respect of or by reference to any income, profit, receipt, gain transaction, agreement, distribution or event which was earned, accrued, received, realised, entered into, paid, made or accrued on or before the Last Accounting Date and proper provision was made therein for deferred liablities to Taxation in accordance with generally accepted accounting principles and AES has promptly paid or fully provided in its books of account for all Taxation for which it has or may hereafter become liable or accountable in the period from the Last Accounting Date to the date hereof.

6.2 Save as provided for in the Accounts there is no liability for Taxation which would arise on AES ceasing to trade or on its ceasing to use or occupy any asset for the purposes of its trade or on its disposing of any asset at its book value as shown in the Accounts or which might arise in the event of any other person failing to pay any Tax charged, assessed or payable by him (including any liability which might arise as a combined result of two or more such events) but excluding any liability which would arise solely as a result of the realisation of trading stock or work in progress by AES in the ordinary course of its business and no material changes have occurred since the Last Accounting Date which might result in any such liability.

6.3 AES is not aware of any circumstance which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any Tax Authority in relation to its liability or accountability for Taxation, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of AES (whether as to its status as an unquoted trading private company or as a member of any group) under or for the purpose of any provision of any legislation relating to Taxation.

6.4 Since the Last Accounting Date no further liability or contingent liability for Taxation on AES has arisen or is likely to or will arise otherwise than as a result of transactions (not including distributions) entered into by AES in the ordinary course of trading after the Last Accounting Date.

6.5 AES is not liable and has not since the Last Accounting Date been liable to pay any interest, penalty, fine or sum of a similar nature in respect of Taxation.

6.6 AES has duly complied with all requirements imposed on it by any legislation relating to Taxation and in particular has properly kept all records and documents so required to be kept, has properly and punctually made all returns and provided full and complete information to the Inland Revenue, Customs and Excise and any other body concerned as so required, has paid all Taxation charged, assessed, levied or payable in accordance with applicable legislation as and when it became due and has deducted Tax from all payments where the law requires such deduction and accounted to the Inland Revenue or other fiscal body for the Tax so deducted.

7.       ASSETS

7.1      TITLE AND CONDITION

         7.1.1 Each asset included in the Accounts or acquired by AES since the Last Accounting Date (other than stock disposed of in the usual course of business) is:

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



                  (a) legally and beneficially owned by AES free from any Encumbrance;

                  (b) where capable of possession, in the possession or under the control of AES; and

                  (c)      situated in the United Kingdom.

         7.1.2 AES owns each asset necessary for the continued operation of its business with the exception of the Property.

         7.1.3 So far as the AES Seller is aware without having made any enquiry other than the commissioning of the report contained in the Disclosure Letter. AES does not own databases, software or hardware, the performance of which will be adversely affected by dates after the commencement of the year 2000.

7.2      HIRE PURCHASE AND LEASED ASSETS

         AES is not a party to, or is liable under, a lease or hire, hire purchase, credit sale or conditional sale agreement.

7.3      NET ASSETS

         At Completion AES has net assets of (pound)2,300,000 calculated on a basis consistent with the Accounts and in accordance with the law and applicable standards, principles and practices general accepted in the United Kingdom Save that all income which would not normally accrue until the end of March 1998 shall be deemed to have accrued proportionately during the month on a daily basis and Provided that the provisions existing as at 28 February 1998 remaining unchanged.

7.4      INTELLECTUAL PROPERTY

         7.4.1 Each of the Intellectual Property Rights is legally and beneficially owned by AES alone, free from any licence, Encumbrance, restriction on use or disclosure obligation.

         7.4.2 Schedule 6 contains details of the registered Intellectual Property Rights and details of the licences entered into by AES with respect to the Intellectual Property Rights (including, without limitation, applications for registration) in respect of which AES is the registered owner or applicant for registration.

         7.4.3 Renewal fees payable in respect of the registered Intellectual Property Rights have been paid. Each other action to maintain and protect the registered Intellectual Property Rights has been taken.

         7.4.4 AES has not granted and is not obliged to grant a licence, assignment or other right in respect of any of the Intellectual Property Rights.

         7.4.5 So far as the AES Seller is aware, there is, and has been, no infringement of any of the Intellectual Property Rights.

         7.4.6 The Intellectual Property Rights comprise all the Intellectual Property necessary for AES to operate its business as it has been operated before the date of this Agreement.

         7.4.7 AES is not a party to a confidentiality, non-compete or other agreement which restricts the use or disclosure of information or its ability to conduct its business.

         7.4.8 AES does not use, or operate its business under, a name other than its corporate name.

         7.4.9 The Intellectual Property Rights owned by AES are subsisting and are not subject to any claims for total or partial revocation or removal, entitlement or compensation under sections 40-43 of The Patents Act 1977 and there are no circumstances which may give rise to such a claim.

         7.4.10 So far as the AES Seller is aware the processes and methods employed, the services provided, the businesses conducted and the products manufactured, used or dealt in by AES within the last 6 years do not infringe and have not during that period infringed the rights of any other person in any Intellectual Property.

         7.4.11 If required to do so under the Data Protection Act 1984, AES has duly registered as a data user and has complied with the data protection principles as set out in the Data Protection Act 1984.

         7.4.12 So far as the AES Seller is aware AES is not in breach of any material term of any licence set out in schedule 6.

7.5      DEBTORS

         7.5.1 No debt shown in the Accounts or AES's accounting records (a schedule of which are contained in the Disclosure Letter) is overdue by more than 30 days or is the subject of an arrangement not made in the usual course of AES's business.

         7.5.2 AES has not released a debt shown in the Accounts or its accounting records so that the debtor has paid or will pay less than the debt's book value. None of those debts has been deferred, subordinated or written off or become irrecoverable to any extent. The AES Seller has no reason to believe that any of those debts will fail to realise its book value in the usual course of collection.

         7.5.3 The Disclosure Letter contains an aged debtors list Of AES's debtors as of a date not more than three (3) days prior to Completion.

7.6      BANK BALANCES

         The Disclosure Letter contains copies of bank statements which have been reconciled to show the net cash position of AES as at the date to which they Ore drawn up, which is no more than 3 days prior to Completion.

8.       INSURANCE

8.1 The Disclosure Letter contains a list of each current insurance policy which is currently in force in respect of which AES has an interest.

8.2 Details of all insurance claims that have been made on behalf of AES in the preceding 5 years are set out in the Disclosure Letter.

9.       ENVIRONMENTAL MATTERS

9.1      In this paragraph 9:

         9.1.1 "Environmental Law" means any statute, rule, regulation, statutory instrument, treaty, directive, direction, decision, by-law, code of practice, circular, guidance note, order, notice, demand, injunction, rule of common law or statutory or common law duty of care of (in each case) any governmental authority or agency or any regulatory or other body (whether in the United Kingdom or overseas, including the United States) in relation to Environmental Matters, but only to the extent that breach of the same creates legally enforceable rights and responsibilities including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") 42 U.S.C. 9601 et seq., as amended.

         9.1.2 "Environmental Licence" means any licence, registration, permit, authorisation, approval or consent relating to Environmental Matters which under Environmental Law may be necessary in connection with the current use of the Property or Premises and/or any process or activity currently carried on at the Property or Premises or otherwise in connection with the business of AES or PEI (as the case may be), and "Environmental Licences" shall be construed accordingly.

         9.1.3 "Environmental Matters" means any matter affecting the environment including (but not limited to) each of the following:

                  (a) the release, emission, entry or introduction of any Relevant Substance into the air including (but not limited to) the air within buildings and other natural or man-made structures above or below ground;

                  (b) the release of any Relevant Substance into water including (but not limited to) water as defined in
                           Section 1 (11) (a)(ii) and (iii) of the Environmental Protection Act 1990, or into ground waters as defined in Section 1 (12) of the Environmental Protection Act 1990, sewer or the sea;

                  (c) the release, deposit, storage or disposal of any Relevant Substance in or on or about the land or soil;

                  (d) the generation, treatment, importation, exportation, transportation, handling, processing, manufacture or collection of any Relevant Substance; and

                  (e)      nuisance, litter, noise and the abstraction of water.

         9.1.4 "Premises" means the premises occupied by PEI at Suite 500, 4550 New Linden Hill Road, Wilmington, Delaware 19808,

         9.1.5 "Relevant Substance" means any energy, force or substance (including any substance resulting from the interaction of substances present in the environment following the release into the environment of another substance or substances) which causes or is capable of causing pollution of the environment or harm to man or any other living organisms supported by the environment and any waste as described or listed in or pursuant to any Environmental Law.

9.2 The activities of AES or PEI (as the case may be) are and have at all times been carried on in compliance with relevant Environmental Law.

9.3 AES or PEI (as the case may be) has obtained all Environmental Licences, none of which are of limited duration or subject to onerous conditions. All fees payable in relation to any Environmental Licence have been paid and there has been no default in the observance of any Environmental Licence by AES or PEI (as the case may be), its directors, officers, employees or agents. No steps have been taken for the revocation, cancellation, withdrawal, variation or surrender of any Environmental Licence and no material circumstances exist which could give rise to any revocation, cancellation, withdrawal, amendment, variation or restriction upon transfer of any Environmental Licence or which would prevent compliance with any of the terms of it or which might prevent any Environmental Licence being extended, renewed or granted. No further applications for an Environmental Licence are pending.

9.4 AES or PEI (as the case may be) has not received nor had notice of any claim, notice, requirement or complaint from any person, regulatory body, governmental authority, court or other competent organisation in respect of Environmental Matters which:

         9.4.1 might prevent the continued use of any part of any of the Premises in the manner and for the purpose for which it is now being used;

         9.4.2 requires any remedial work or so far as PEI is concerned cleaning to the Property or Premises or the clearance, removal, or so far as PEI is concerned containment from the Property or Premises of any Relevant Substance; or

         9.4.3    alleges any breach of Environmental Law;

         and as far as the AES Seller or the PEI Seller (as the case may be) is aware there is no act, omission or circumstance which would or might give rise to an entitlement or obligation to give such notice or communication.

9.5 Neither AES or PEI (as the case may be) nor so far as the AES Seller or the PEI Seller (as the case may be) is aware any present occupier or user of the Property or Premises has engaged in or permitted nor so far as the AES Seller or the PEI Seller (as the case may be) is aware has any previous owner, occupier or user of the Property or Premises engaged in or permitted any operations or activities on the Property or Premises involving the use, storage, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of any Relevant Substance.

9.6 No discharge, release, leaching, disposal, emission or escape of any Relevant Substance has occurred or is occurring in the conduct of the Business or in the conduct by AES or PEI (as the case may be) of any former business or in connection with or in relation to any former premises or former assets of AES or PEI (as the case may be) while such former premises or assets were in the ownership or under the control of AES or PEI (as the case may be).

9.7 There is no underground storage tank present at the Property or Premises.

9.8 The Property or Premises is not is not nor has it been contaminated with any Relevant Substance and none of the former premises was contaminated with any Relevant Substance during the period of use, ownership, occupation or control of such former premises by AES or PEI (as the case may be). As far as the AES Seller or the PEI Seller (as the case may be) is aware, no premises in the vicinity of the Property or Premises have been used as a landfill nor has there been any release, discharge or disposal of any Relevant Substance by any third party in the vicinity of the Property or Premises.

9.9 No process or activity has been carried on at the Property or Premises which has caused or will cause pollution of the environment or harm to human health (in each case within the meaning of the Environmental Protection Act 1990 (or so far as PEI is concerned other Environmental
         Law)) or will result in a legally enforceable obligation on AES or PEI (as the case may be) in respect of such pollution or harm to human health.

9.10 None of the Premises is or has been affected by any surface or subterranean working of mines and minerals.

9.11 AES or PEI (as the case may be) currently satisfies the conditions attaching to authorisations required under Section 6 of the Environmental Protection Act 1990. The AES Seller or the PEI Seller
         (as the case may be) is not aware of any changes likely to occur in the foreseeable future to such conditions.

9.12 No works (or so far as PEI only is concerned) response or removal actions have been carried out at the Property or Premises under any Environmental Law by any statutory authority in respect of which such authority is entitled to recover its costs.

9.13 There are attached to the Disclosure Letter copies of all Environmental Licences, together with all amendments to or variations of any Environmental Licence, now subsisting in relation to the Property or Premises.

10.      AGREEMENTS

         10.1     VALIDITY OF AGREEMENTS

         So far as the AES Seller is aware no party with whom AES has entered into an agreement or arrangement is in material breach of the agreement or arrangement.

10.2     MATERIAL AGREEMENTS

         10.2.1 AES is not a party to and is not liable under an onerous or unusual agreement, arrangement or obligation.

         10.2.2   AES is not a party to and is not liable under:

                  (a) an agreement, arrangement or obligation by which AES is a member of a joint venture, consortium, partnership of association (other than a bona fide trade association);

                  (b) a distributorship, agency or management agreement or arrangement;

                  (c) an agreement which may be terminated or is breached as a result of the transfer of the Shares; or

                  (d) an agreement, arrangement or obligation under which AES may be required to pay a royalty or commission.

10.3     The Disclosure Letter contains a schedule of:

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



         10.3.1 all agreements for the supply of products or services by AES in respect of which AES is still awaiting payment of the primary consideration where such consideration will exceed (pound)75,000 or where such agreement is backed by a performance bond or guarantee given on behalf of AES and so far as the AES Seller is aware AES is not in default of any such agreement; and

         10.3.2 all agreements for the supply of products or services to AES which were entered into within the preceding twelve months and Which amount to in excess of ten percent of AES's total spend on supply of products and services to it within such period.

         10.3.3 all agreements or contracts for the supply of products or services by AES which contain liquidated damage or similar provisions in excess of 10% of the total contract price.

         10.3.4 all other agreements or contracts which, to the AES Seller's knowledge, are material to the business of AES other than any agreement or contract that (i) may be cancelled by AES on thirty day's notice or less without incurring a liability or obligation on the part of AES for such cancellation, or (ii) involves or is reasonably expected to involve the payment of consideration having an aggregate value of less than (pound)25,000.

10.4     CONDITIONS AND WARRANTIES IN RESPECT OF GOODS OR SERVICES

         10.4.1 Except for a condition or warranty implied by law or contained in its standard terms of business or otherwise given in the usual course of business, AES has not given a condition or warranty, or made a representation, in respect of goods or services supplied or agreed to be supplied by it, or accepted an obligation that could give rise to a liability after the goods or services have been supplied by it.

         10.4.2 There have been no claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of any of AES's products which:

                  (a) have resulted in the requirement to make payment or accept a discount in the aggregate in excess of (pound)100,000 per annum; or

                  (b) are presently pending or, to the knowledge of the AES Seller, threatened other than claims in the aggregate not in excess of (pound)100,000 save for the rectification work which is currently in progress on the Eastbourne Lamella contract with Biwater Europe which is fully provided for in the Management Accounts and for the avoidance of doubt knowledge of potential claims under the Eastbourne Lamella contract with Biwater Europe shall not effect the AES Buyer's right to claim under the Warranties (other than this Warranty) nor constitute actual knowledge of any breach of warranty for the purposes of clause 4.4 of this Agreement.

11.      TERMS OF TRADE AND BUSINESS

11.1     CREDITORS

         No debt owing by AES has been outstanding for more than four weeks since the due date.

11.2     SUPPLIERS AND CUSTOMERS

         11.2.1 During the year ending on the date of this Agreement no customer (representing more than ten percent of AES's turnover in the preceding 12 months) or supplier (representing more than ten percent of the value of the total supplies acquired by AES during the preceding 12 months) of AES has:

                  (a) stopped, or indicated an intention to stop, trading with or supplying AES;

                  (b) reduced, or indicated an intention to reduce, substantially its trading with or supplies to AES; or

                  (c) changed, or indicated an intention to change, substantially the terms on which it is prepared to trade with or supply AES (other than normal price and quota changes).

         11.2.2 So far as the AES Seller is aware, the attitude of customers, suppliers and employees with regard to AES will not be prejudicially affected by the execution or performance of this Agreement or a document to be executed at or before Completion.

12.      EMPLOYEES

12.1     GENERAL

         12.1.1   AES is not a party to a consultancy contract.

         12.1.2 The Disclosure Letter contains copies of the contract of each director, other officer and employee of AES entitled to a basic wage at an annual rate, of more than (pound)25,000 per annum.

         12.1.3 AES is not obliged to increase, nor has it made provision to increase, the total annual remuneration payable to its directors, other officers and employees by more than five percent since the Last Accounting Date. The last pay review took effect on 1 April 1997.

         12.1.4 AES owes no amount to a present or former director, other officer or employee of AES (or his dependent) other than for accrued remuneration or reimbursement of business expenses.

         12.1.5 There is no agreement or arrangement between AES and an employee or former employee with respect to his employments his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. AES has not provided, or agreed to provide, a gratuitous payment or benefit to a director, officer or employee or to any of their dependents.

12.2     TRADE UNIONS

         12.2.1 AES has no agreement or arrangement with and does not recognise a trade union, works council, staff association or other body representing any of its employees.

         12.2.2 AES is not involved in, and no matter exists which might give rise to, a dispute with a trade union, works council, staff association or other body representing any of its employees.

13.      LIABILITIES

13.1     INDEBTEDNESS

         Except as disclosed in the Accounts or in the Disclosure Letter, AES does not have outstanding and has not agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowing, including, without limitation, a bank overdraft, a liability under an acceptance (other than a normal trade bill) and an acceptance credit.

13.2     GUARANTEES AND INDEMNITIES

         13.2.1 AES is not a party to and is not liable (including, without limitation, contingently) under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation.

         13.2.2 No part of the loan capital, borrowing or indebtedness in the nature of borrowing of AES is dependent on the guarantee or indemnity of, or security provided by, another person.

13.3     EVENTS OF DEFAULT

         There is no event has occurred or been alleged which constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing.

13.4     GRANTS

         AES is not liable to repay an investment or other grant or subsidy made to it by a body.

14.      PERMITS

14.1     COMPLIANCE WITH PERMITS

         AES has obtained and complied with the terms and conditions of each Permit (details of which are contained in the Disclosure Letter).

14.2     STATUS OF PERMITS

         14.2.1 Each Permit is in force and there is no indication that any Permit might be revoked, suspended, cancelled, varied or not renewed. No Permit and no condition to which any Permit is subject is personal to the AES Seller.

         14.2.2 Each action required for the renewal or extension of each Permit has been taken.

15.      INSOLVENCY, WINDING UP, ETC.

15.1     WINDING UP AND ADMINISTRATION

         No order has been made, petition presented or resolution passed for the winding up of AES or for the appointment of a provisional liquidator to AES or for an administration order in respect of AES.

15.2     RECEIVERSHIP

         No receiver or receiver and manager has been appointed of the whole or part of AES's business or assets.

15.3     VOLUNTARY ARRANGEMENTS

         No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of AES. No compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Act in respect of AES.

15.4     INSOLVENCY

         AES is not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

15.5     PAYMENT OF DEBTS

         AES has not stopped paying its debts as they fall due.

15.6     DISTRESS ETC.

         No distress, execution or other process has been levied on an asset of AES.

15.7     UNSATISFIED JUDGMENTS

         There is no unsatisfied judgment, undertaking or court order outstanding against AES.

15.8     STRIKING OUT

         No action is being taken by the registrar of companies to strike AES off the register under section 652 of the Act.

16.      COMPETITION

16.1     INVESTIGATIONS

         AES has not received a communication or request for information relating to any aspect of AES's business from or by the Director General of Fair Trading, Monopolies and Mergers Commission, Secretary of State for Trade and Industry, Commission of the European Communities, EFTA Surveillance Authority or a competition or governmental authority of another jurisdiction. No agreement, arrangement or conduct (by omission or otherwise) of AES has been the subject of an investigation, report or decision by any of those persons or bodies,

17.      PENSIONS AND OTHER BENEFITS

         In these Pension Warranties, defined terms not appearing in clause 1 (interpretation) of this Agreement shall be interpreted in accordance with defined terms appearing in paragraph 1 (interpretation) of
         Schedule 5 (pension arrangements) to this Agreement.

17.1 AES neither operates nor is a participant in any pension arrangements other than the Pension Schemes. It has no legal or moral obligation to provide "relevant benefits" within the meaning of section 612(l) of the Taxes Act other than under the Pension Schemes. Further, AES does not operate or participate in or have any legal or moral obligation to contribute to any permanent health insurance, private health provision, accident benefit or any other ancillary schemes.

17.2 Each of the Pension Schemes is an exempt approved scheme within section 592(l) of the Taxes Act. The AES Seller is not aware of any matter which could result in the withdrawal of that approval.

17.3 Each of the Pension Schemes is a contracted-out scheme for the purposes of Part III of the Pension Schemes Act 1993. The AES Seller is not aware Of any matter which could result in its contracted-out status being withdrawn.

17.4 All contributions payable by AES and all contributions due from members to the Pension Schemes have been made at the rate stipulated by the Actuary to the Pension Schemes in the most recent actuarial investigation of each of the Pension Schemes.

17.5 AES has so far as the AES Seller is aware fulfilled all its obligations under the Pension Schemes.

17.6 True copies of the Trust Deeds and Rules and ancillary deeds of each of the Pension Schemes have been delivered to the Buyer together with true copies of all relevant explanatory booklets, announcements and other communications to employees relating to the Pension Schemes.

17.7 Each of the Pension Schemes is governed solely by these deeds and documents which have been properly and validly brought into effect. AES has so far as the AES Seller is aware no obligation to either of the Pension Schemes in respect of any present or former employees or directors other than under these deeds and documents.

17.8 True copies of the last actuarial report on each of the Pension Schemes the relevant extracts from AES's latest statutory accounts in respect of the application of SSAP 24 and the latest accounts of each of the Pension Schemes and the cost of providing any ancillary benefits described in warranty 1 have been delivered to the AES Buyer.

17.9 There is no investigation in progress or pending either by the Occupational Pensions Regulatory Authority ("OPRA") into either of the Pension Schemes and/or the benefits provided under it or by the Pensions Ombudsman concerning any employee of AES.

17.10 No claim has been made against AES the respective trustees or administrator of the Pension Schemes or against any other person whom AES is or may be liable to compensate or indemnify in respect of any act, omission or other matter concerning the Pension Schemes.

17.11 The Company has never participated in an occupational pension scheme which has been closed to new members.

17.12 All actuarial, consultancy, legal and other fees charges or expenses in respect of the Pension Schemes payable by AES have been paid.

17.13 So far as the AES Seller is aware there are no retrospective contributions due from AES to the Pension Schemes.

18.      LITIGATION AND COMPLIANCE WITH LAW

18.1     LITIGATION

         18.1.1 Neither AES nor so far as the AES Seller is aware a person for whose acts or defaults AES may be vicariously liable is involved, or has during the two years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction. No civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or, so far as the AES Seller is aware, threatened by or against AES or a person for whose acts or defaults AES may be vicariously liable.

         18.1.2 So far as the AES Seller is aware, no matter exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction including an industrial tribunal involving AES or a person for whose acts or defaults AES may be vicariously liable.

         18.1.3 There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against AES or a person for whose acts Or defaults AES may be vicariously liable.

18.2     COMPLIANCE WITH LAW

         AES has conducted its business and the goods and services supplied by AES have been supplied in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction.

19.      INSIDER AGREEMENTS

         There is, and during the three years ending on the date of this Agreement there has been, no agreement or arrangement (legally enforceable or not) to which AES is or was a party and in which the AES Seller, another Group Company, a director or former director of AES or a person connection with any of them is or was interested in any way. For this purpose, "connected" has the meaning given by section 839 of the Taxes Act, except that in construing section 839 "control" has the meaning given by section 840 or section 416 of the Taxes Act so that there is control whenever either section 840 or 416 requires.

20.      CONSTITUTION, REGISTERS AND RETURN

20.1     CONSTITUTION

         AES is operating and has always operated its business in all respects in accordance with its memorandum and articles of association at the relevant time.

20.2     REGISTERS ETC.

         Each register, minute book and other books and records which the Act requires AES to keep is in the possession of or control of AES, has been properly kept and in all material respects contains a complete and accurate record of the matters which it is required by the Act to record. No notice has been received or allegation made that a register or books and records is incorrect or should be rectified.

20.3     RETURNS ETC.

         All return, particulars, resolutions and other documents required to be delivered by AES to the registrar of companies or another governmental of other authority or agency have been properly prepared and delivered.

20.4     POWERS OF ATTORNEY AND AUTHORITIES

         AES has given no power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on the Group Company's behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of his duties).

21.      BROKERAGE OR COMMISSIONS

         No person is entitled to receive from AES a finder's fee, brokerage or commission in connection with this Agreement or anything contained in it.

PART 2 - WARRANTIES IN RESPECT OF PEI


All warranties contained in Part 1 of this Schedule 3 shall apply to PEI as if:

1.       all references to AES were references to PEI;

2.       all references to the AES Seller were to the PEI Seller;

3.       all references to the Shares were to the PEI Shares;

4. all references to the Accounts or to the Management Accounts were to the PEI Accounts; and

5.       all references to the Last Accounting Date were to December 31, 1997;

6. subject to the following exceptions and the matters disclosed in the portion of the Disclosure Letter pertaining to PEI.

         (Numbered paragraph references below are to Part 1 of this Schedule 3)

6.1      Paragraph 2.2 shall read as follows with respect to PEI:

         "The PEI shares have been duly issued, are full-paid and non-assessable, and constitute the only outstanding shares of capital stock of PEI. There are no warrants, options or other rights to purchase, or securities convertible into, shares of capital stock of PEI."

6.2 Paragraphs 4.1 through to 4.3 and 4.5 shall be inapplicable (there being no audited financial statements for PEI). The following shall be added to paragraph 4.4 with respect to the PEI Accounts:

         "No material change in accounting policies has been made in preparing the PEI Accounts or the comparable accounts for the two fiscal years ended 31 March 1996. The PEI Accounts fully disclose and provide adequately for bad and doubtful accounts receivable in accordance with accounting reporting standards of Anglian Water plc. The results of operations of PEI reflected in the PEI Accounts have not (except as disclosed in such accounts) been affected by an extraordinary, exceptional or non-recurring item or by any other matter including the profit or loss for a period covered by the PEI Accounts unusually high or low."

6.3      In paragraph 5.2.3 the currency reference shall be $75,000.

6.4      Paragraph 6 shall read as follows with respect to PEI:

         "TAX

         6.1 Except as set forth in the Disclosure Letter, PEI and any affiliated, consolidated, combined or unitary group of which PEI is a member for federal, state, local or foreign Tax purposes (a "Tax Group") has duly and timely filed or caused to be filed (or, in the case of the most recently ended taxable year with respect to each applicable Tax, requests for an extension have been filed for) all federal and state, local and foreign Tax returns, reports, estimates and information and other statements and returns of any nature whatsoever (collectively, "Tax Returns") required to be filed by or on behalf of PEI or any Tax Group, pursuant to any applicable federal, state, local or foreign tax laws for all years and periods for which such Tax Returns have become due. All such Tax Returns are true, accurate and complete in all respects, and all amounts shown as owing on such Tax Returns, or with respect or periods to which such Tax Returns relate, have been paid in full.

         6.2 For purposes of this Part 2 of Schedule 3, "Tax" (and with correlative meaning, "Taxes" and "Taxing") shall mean:

                  6.2.1 any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by PEI, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, custom duties or Other taxes, governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such taxes (within or without the United States); and

                  6.2.2 liability of PEI for the payment of any amounts of the type described in 6.2.1 as a result of being a member of a Tax Group pursuant to Treasury Regulation 1.1502-6 or any comparable state, local or foreign statute or regulation, as a transferee or successor, by contract or otherwise.

         6.3 PEI and any Tax Group have paid all Taxes, or where payment is not yet due, have established, consistent with past practice and in accordance with the AES Seller's customary accounting practices, an adequate reserve on its books and records for the payment of all Taxes with respect to any taxable period (or portion thereof) ending on or before 31 March 1997 (or otherwise relating or attributable to periods up to and including 31 March 1997). As to all Tax periods, or portions thereof, which began after 31 March 1997 and end prior to, or include, the date of Completion for which no Tax Returns or Tax payments are yet due (including extensions), the liability of

                  PEI for Taxes with respect to such periods or portions thereof, does not exceed the amount properly accruable for such liability as a result of operations and transactions in the ordinary course of business of PEI through the date of Completion in accordance with the past practice and custom of PEI.

         6.4 For the taxable year ending 31 March 1997 and for all subsequent periods up to and including Completion, PEI has been an includible member of the "affiliated group" (within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) of which the PEI Seller is the parent; for such periods PEI was entitled to report its income on consolidated federal income Tax Return$ filed on behalf of such affiliated group and, for such periods, all federal income Tax Returns required to be filed by PEI have been (or will be) duly and timely filed on behalf of PEI on a consolidated basis. For all periods prior to the taxable year ending 31 March 1997 all federal income Tax Returns required to be filed by PEI were duly and timely filed on a separate company basis, and for all periods all other Tax Returns of PEI have been filed on a separate company, non-combined, non-consolidated and non-unitary basis.

         6.5 Except as set forth in the Disclosure Letter, none of the PEI Seller, PEI or any of their affiliates (including any Tax Group) has:

                  6.5.1 applied for or received a tax ruling (other than a determination with respect to a qualified employee benefit plan);

                  6.5.2 entered into any closing agreement under section 7121 of the Code (or any similar provision of state, local or foreign law);

                  6.5.3 agreed to make any adjustment to its income or deductions pursuant to section 481(a) of the Code (or similar provision of state, local or foreign law); or

                  6.5.4 granted a power of attorney to any person regarding any tax matter of PEI;

         6.6      Except as set forth in the Disclosure Letter:

                  6.6.1 none of PEI or any Tax Group is delinquent in the payment of any Taxes;

                  6.6.2 no extensions of time have been granted to the Company or any Tax Group to file any Tax Return required by applicable law to be filed by or on behalf of PEI prior to or on Completion, which have expired, or will expire, on or before Completion without such Tax Return having been filed;

                  6.6.3 no deficiency or adjustment for any Taxes has been proposed, asserted or assessed against PEI or any Tax Group and no federal, state, local or foreign audits or other administrative proceedings or court proceeding$ are pending with regard to any such Taxes; and

                  6.6.4 no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by or on behalf of PEI or any Tax Group, nor are any requests for such waivers or consents pending.

         6.7 Except as set forth in the Disclosure Letter, PEI is not a party to any tax-sharing or allocation agreement (whether or not in writing), nor is any amount due to or owed by PEI under any tax-sharing or allocation agreement. Any Tax-sharing or allocation agreement to which PEI is a party shall terminate with respect to PEI as of Completion."

         6.8 PEI has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by law, withheld and paid over to the proper governmental authorities, all amounts required to be so withheld and paid over under applicable laws.

         6.9      PEI has not filed any consent of the type described under
                  Section 341(f) of the Code, nor is it subject to any accumulated earnings penalties. PEI has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could oblige it to make any payments that would not be deductible under section 280G of the Code.

         6.10 PEI has not been a real property holding company within the meaning of section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         6.11     Tax Indemnity:

                  6.11.1 the PEI Seller and the Seller Guarantor agree to, and shall, indemnify the PEI Buyer, PEI and their respective affiliates and hold each of them harmless from and against any and all costs, expenses, losses, Taxes and damages incurred or suffered by any of them (including, without limitation, reasonable attorneys fees and expenses) resulting from or attributable to:

                           (a) the breach of any one or more of the representations or warranties set forth in
                                    6.1 to 6.10 above of this paragraph 6;

                           (b) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of any of the representations or warranties of PEI Seller set forth in 6.1 to 6.10 above of this paragraph 6;

                           (c) any liability of PEI for Taxes with respect to any taxable period ending on or before 31 March 1997, except to the extent such Taxes are reflected in the PEI Accounts as of that date;

                           (d) any liability of PEI for Taxes relating to consolidated, combined or unitary Tax Returns which include PEI for periods (or portions thereof) ending on or before, or including, the date of Completion for which PEI could have liability pursuant to Treasury Regulation section 1.1502-6 or any comparable state, local or foreign statute or regulation, as a transferee or successor, by contract or otherwise; and

                           (e) any liability for Taxes for any Tax period (or portion thereof) which begins after 31 March 1997, and ends prior to, or includes, the date of Completion for which no Tax Returns or payments are yet due (including extensions) to the extent such liability exceeds the amount properly accruable for such liability as a result of operations and transactions in the ordinary course of business of PEI through the date of Completion in accordance with the past practice and custom of PEI. In no event shall PEI or the PEI Buyer have any claim or right of recovery under this paragraph 6 unless and until the aggregate claim or claims of PEI and the PEI Buyer shall exceed $50,000, and then only to the extent of such excess;

                  6.11.2 for the purposes of paragraph 6.11.1 above, any interest, penalty or additional charge included in Taxes shall be deemed to be Tax for the period in which the item on which the interest , penalty or additional charge is based, and not a Tax for the periods during which the item) accrues;

                  6.11.3   In respect of third party claims:

                           (a) if any third party shall notify PEI or PEI Buyer (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against the PEI Seller or the Seller Guarantor (the "Indemnifying Party") under this paragraph 6.11.3(a) of this Schedule 3, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party shall relieve the Indemnifying Party from any obligation hereunder unless

                                   (and then solely to the extent) the
                                   Indemnifying Party thereby is prejudiced;

                           (b) any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, and
                                    (ii) the Indemnifying Party conducts the defence of the Third Party Claim actively and diligently;

                           (c) so long as the Indemnifying Party is conducting the defence of the Third Party Claim in accordance with 6.11.3(b) above,
                                    (i) the Indemnified Party may retain
                                    separate co-counsel at its sole cost and expense and participate in the defence of the Third Party Claim, and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim if such judgment or settlement is likely to establish a precedential custom or practice materially adverse to the continuing business aspects of the Indemnified Party or otherwise have a material adverse effect on the Indemnified Party for periods beginning on or after, or including, the date of Completion without the prior written consent of the Indemnified Party;

                           (d) in the event of any of the conditions in 6.11.3(b) above is or becomes unsatisfied,
                                    (i) the Indemnified Party may defend
                                    against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with ' or obtain any consent from, any Indemnified Party in connection therewith),
                                    (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorney's fees and expenses), and (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this section.

                  6.11.4   the PEI Seller and the PEI Buyer shall:

                           (a) each give the other prompt written notice of the receipt of any claim by any taxing authority that, if successful, may result in an indemnity payment pursuant to this sub-paragraph 6.11; and

                           (b) each transmit to the other a written description reasonably detailing the nature of the claim, a copy of all papers served with respect to such claim and the basis of its claim for indemnification under this sub-paragraph 6.11;

                  6.11.5 the indemnity provided for in this sub-paragraph 6.11 shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation (including extensions thereof) for the Taxes referred to herein and any Taxes subject to indemnification under this section shall not be subject to any maximum limit. Anything in this Agreement to the contrary notwithstanding, the PEI Seller shall have no liability under this subparagraph 6.11 or otherwise for Taxes imposed on PEI (or any other entity which, after Completion, is an affiliate thereof) for any taxable year or taxable period commencing after Completion.

         6.12     Certain Tax Information:

                  6.12.1   after Completion, the PEI Buyer and PEI Seller:

                           (a) shall provide, or cause to be provided, to and by each other and each other's respective subsidiaries, affiliates, officers, employees and representatives, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, the conduct of any audit or the defence of any litigation or other proceeding with respect to any Tax liability of PEI for any period prior to, including or ending after Completion; and

                           (b) shall retain, or shall cause to be retained, for the appropriate period any records or information which may be relevant to any such return of audit. The assistance provided for in this subparagraph 6.12 shall include providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such return, audit, litigation or proceeding, including, without limitation, records, returns, schedules, documents, work papers, opinions, letters, memoranda or other relevant materials relating thereto. All such materials and information shall be held in confidence by the recipient thereof and shall not be disclosed by the recipient in any manner whatsoever and shall not be used by the recipient other than in connection with such return, audit or litigation without the written consent of the supplier of the information, except as required by law. 'the party requesting the assistance provided for in this sub-paragraph 6.12 shall reimburse the party whose assistance is requested for reasonable out-of-pocket costs (including compensation of employees who provide such assistance outside of their regular working hours) incurred by it in providing such assistance and shall bear all costs or expenses incurred in connection with the provision of such assistance by any outside representatives or consultants (other than any such out-of-pocket or other costs or expenses subject to any indemnification hereunder). The term "audit" as used in this sub-paragraph 6.12 shall include any inquiry, examination or other conduct of any taxing authority or any judicial or administrative proceedings.

                  6.12.2 the PEI Seller shall prepare and timely file a consolidated federal income Tax Return for the taxable period commencing 1 April 1997 and ending on Completion with respect to PEI and shall pay all federal income Taxes due with respect to PEI for such period. The PEI Buyer or PEI shall prepare and file (or cause to be prepared and filed) all other Tax Returns to be filed by PEI after Completion and shall pay all Taxes due thereunder.

6.5 In paragraph 7.1.1(c), the reference to the United Kingdom shall be to the United States. In paragraph 7.1.2 the words "with the exception of the Property" shall be deleted.

6.6      Paragraph 7.3 shall be inapplicable.

6.7 Information required by paragraphs 7.5.3 and 7.6 shall be as of a date not more than 10 days prior to Completion.

6.8 Paragraph 8.2 shall not require disclosure of any claims for less than $25,000.

6.9      In paragraphs 10.3 and 10.4 the currency references shall be $125,000.

6.10     In paragraph 12.1.2 the currency reference shall be $40,000.

6.11     Paragraphs 15.3 and 15.4 shall be read as follows with respect to PEI:

         "No voluntary or involuntary proceeding has been commenced by or against PEI under any federal or state bankruptcy or insolvency law."

6.12     Paragraph 15.8 shall be inapplicable.

6.13     Paragraph 16.1 shall be inapplicable.

6.14     Paragraph 17 shall read as follows with respect to PEI:

         "PENSIONS AND OTHER BENEFITS

         17.1 Except for the plans, policies or arrangements listed in the Disclosure Letter, which includes all plans, policies and arrangements maintained by a Controlled Group member in the past or present (hereinafter referred collectively to as the "Plans" and individually as a "Plan"), no member of the Controlled Group (as defined below), directly or indirectly, maintains, sponsors or has any obligation or liability with respect to any "employee benefit plan", as defined in section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), any fringe benefit plan, any equity compensation plan or arrangement, any plan, policy or arrangement for the provision of executive compensation, incentive benefits, bonuses or severance benefits, collective bargaining agreement, cafeteria plan or split-dollar insurance arrangement, or any other plan, policy or arrangement for the provision of employee benefits. For the purposes of this Paragraph 17, "Controlled Group" shall mean PEI, and any person, entity or trade or business, whether or not incorporated, which is required to be aggregated with PEI under section 414(b), (c), (m) or (o) of the Code.

         17.2 No Plan is subject to Title IV of ERISA, no Plan is a part of a "multiple employer welfare arrangement" within the meaning of section 3(40) of ERISA, and no Plan is a multi-employer plan within the meaning of section 4001(a)(3) of ERISA or section 414(f) of the Code or a multi-employer plan described in clauses (i) and (ii) of section 3(37)(A) of ERISA.

         17.3 With respect to each Plan identified in the Disclosure Letter with respect to Warranty No. 17:

                  17.3.1 the Plan, each Controlled Group Member, each employee of any Controlled Group Member and, to the best knowledge o the PEI Seller, the other fiduciaries and administrators of the Plan have at all times complied in all respects with applicable requirements of law (including, without limitation, the Code and ERISA) that relate to the Plan and, with respect to the Plan, there are no ongoing audits or investigations by any governmental agency. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Plan, the assets of the Plan, a Controlled Group Member, any employee, officer or director of a Controlled Group Member with respect to a Plan or, to the best knowledge of the PEI Seller, against any other trustee, fiduciary or administrator of the Plan;

                  17.3.2 if the Plan provides health, accident or medical benefits:

                           (a) the Plan sponsor and administrator have complied in all respects with the requirements of Part 6 of Subtitle B of Title I of ERISA and section 4980B of the Code (herein collectively referred to as "COBRA"); and

                           (b) the Plan does not provide for non-terminable or non-alterable health, accident, medical or life benefits for employees, former employees, dependents, beneficiaries or retirees, except as otherwise required by COBRA, and then only to the extent the person pays the "applicable premium" (as defined- in Code section 4980B(f)(4)) for such coverage, or otherwise pays the full costs of such coverage;

                  17.3.3 full payment has been made of all amounts which a Controlled Group Member is required, under applicable law or under the Plan, to have paid as a contribution or a benefit. The liability of each Controlled Group Member with respect to each Plan has been fully funded based on reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause an increase in the cost of providing benefits under the Plan;

                  17.3.4 the consummation of the transactions contemplated by the Agreement will not:

                           (a) entitled any current or former employee or officer of the Corporation to severance pay, unemployment compensation or any other similar payment from PEI;

                           (b)      except as contemplated under sub-paragraph
                                    17.3.5 below, accelerate the time of payment or vesting under the Plan;

                           (c) increase the amount of compensation due any such employee or officer;

                           (d) directly or indirectly cause the Corporation to transfer or set aside any assets to fund or otherwise provide for the benefits under the Plan for any current or former employee, officer or director; or

                           (e)      result in any non-exempt prohibited
                                    transaction described in ERISA section 406 or Code section 4975; and

                  17.3.5 with respect to each Plan identified on the Disclosure Letter that is an "employee pension benefit plan", as defined in section 3(2) of ERISA and is funded or required to be funded under ERISA or is intended to be qualified under section 401(a) of the Code:

                           (a)      the Plan and any associated trust
                                    operationally comply with the applicable requirements of Code section 401(a);

                           (b) the Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the "remedial amendment period" available under Code section 401(b) (as extended under Treasury
                                    Regulations and other Treasury
                                    pronouncements upon which taxpayers may
                                    rely);

                           (c) the Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the Plan qualifies under Code section 401(a), that the associated trust qualifies under Code section 501(a) and, if applicable, that any cash or deferred arrangement under the Plan qualifies under Code section 401(k), unless the Plan was first adopted at a time for which the above-described "remedial amendment period" has not yet expired, and

                           (d) no contribution made to the Plan is subject to an excise tax under Code section 4972.

                  17.3.6 with respect to the Fluid Systems Corporation 401(k) Plan (the "401(K) Plan"), the PEI Seller will either
                           (a) terminate and liquidate the 401(k) Plan or (b) spin off that portion of the 401(k) Plan attributable to individuals actively employed by PEI on the Business Day that follows Completion, into a separate plan entity (the "PEI 401(K) Plan"), and terminate the PEI 401(k) Plan. The PEI Buyer agrees that employees of PEI as of the Business Day that follows Completion who have account balances under either the 401(k) Plan or the PEI 401(k) Plan will be permitted to take direct ro over distributions to the WaterLink Management, Inc., 401(k) Plan upon confirmation that the United States Internal Revenue Services has issued a favorable determination letter with respect to the termination of the PEI 401(k) Plan and the 401(k) Plan. Further, the PEI Seller and the PEI Buyer agree to co-operate with respect to the foregoing transaction and each agree to provide any information and assistance to the other that is reasonably requested in connection with the foregoing transactions.

6.15     Paragraph 19 shall read as follows with respect to PEI:

         "PEI will not at Completion be a party to any arrangement or agreement (whet er or not legally binding) with Anglian Water plc or any subsidiary pursuant to which goods or services are provided or received, with the extension of guarantees and letters of credit provided for PEI's benefit."

6.16     Paragraph 20.1 through to 20.3 shall read as follows with respect to
         PEI:

         "PEI has operated its business in compliance with its certificate of incorporation and by-laws in all material respects. The minutes books of PEI contain accurate records of all formal actions taken by the board of directors of PEI for the period during which the PEI Seller has owned PEI. PEI's minute books for 1988 and prior years are incomplete."

6.17 Neither PEI nor the PEI Buyer will be subject to any loss or damage arising by reason of any breach or alleged breach of any provision of any contract for the provision of goods or services by PEI prior to Completion excluding, however, any such claim for any breach or alleged breach of any contract listed in Schedule 8 hereto. PEI will provide, without charge, management assistance that the PEI Seller may reasonably request after Completion in resolving any claim for any such breach or alleged breach.

6.18 To the best knowledge of the PEI Seller PEI is not at the date hereof in material breach, nor has any breach been alleged, of any contract listed in Schedule 8.

                                   SCHEDULE 4

                              GUARANTEED CONTRACTS

------------------------------------------------------------------------------------------------------------------------------------
 ARRANGEMENT DATE    BANK BONDS     $            PARENT      EXPIRY DATE             BENEFICIARY'S NAME       CONTRACT
                                                COMPANY
------------------------------------------------------------------------------------------------------------------------------------
19 January 1994                  116,454.20                19 January 1997   Sir William Halcrow & Partners  Venezuela
26 June 1994         13,169.00                                               NRA - Severn Trent Region       Pillings
23 December 1994     25,936.00                             31 December 1998  Ebara UK Ltd                    Ebara
4  July 1996         46,418.00                              4 July 1997      Mid Kent Water                  Trosley WTW
21 November 1996      6,941.75                             25 July 1998      Biwater International Ltd       Vathia Gonia
26 June 1997        182,436.88                             31 August 1998    Environment Agency              Welmore Lake
21 December 1997    364,872.00                             31 August 1998    Environment Agency              Welmore Lake
17 November 1997                                8,307.00   21 November 1998  Wabag Water Engineering         Canterbury
26 September 1994                              28,053.00                     NRA - Severn Trent Region       Edmonsey Sluice
28 January 1998       4,523.30                             20 March 2000     Ebara UK Ltd                    Kassabi Pumping Station
28 January 1998      18,452.10                             20 March 2000     Ebara UK Ltd                    Baloza Pumping Station
2  February 1998                              385,570.00   12 June 1999      Environment Agency              Northampton Flood
                                                                                                             Alleviation Scheme
------------------------------------------------------------------------------------------------------------------------------------
                    662,749.03   116,454.20   421,930.00
                 ------------------------------------------

                                 PEI GUARANTEES

-----------------------------------------------------------------------------------------------------------------------------
REF.          BENEFICIARY    FROM                FACILITY               CURRENCY           AMOUNT  EXPIRY DATE
-----------------------------------------------------------------------------------------------------------------------------
PLC 22        SHB            1 December 1993     Letter of Credit       USD                60,000  8 September 1998

PLC 22        SHB            1 December 1993     Line of Credit         USD                99,328  15 August 1998

PLC 84        Pizzagall      24 October 1994     Guarantees             USD             4,967,000  On completion of contract
-----------------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE 5

                              PENSION ARRANGEMENTS


1.       INTERPRETATION

1.1 In this Schedule the following words and expressions shall, unless the context otherwise requires, have the following meanings:

         "Actuary's Letter" means the letter from the Sellers' Actuary to the Buyers' Actuary (in the agreed form annexed hereto) and as the same has been agreed between the Sellers' Actuary and the Buyers' Actuary;

         "the Adjusted Funding Requirement" means the amount calculated in accordance with paragraph 4.2;

         "Appropriately Adjusted" means adjusted during the specified period as follows:-

         (a) in respect of the period from the beginning of the specified period to but excluding the day three days before the end of the specified period in proportion to the change in the value of the relevant sum or amount which would have occurred if at the beginning of that period 90% thereof had been invested in shares represented by the Financial Times Actuaries All Share Total Return Index and 10% thereof had been invested in stocks represented by the Financial Times - Actuaries British Government Over 15 Year Index with gross interest reinvested daily in the same stocks; and

         (b) in respect of the period from and including the three days before the end of the specified period to the end of the specified period, by the addition of compound interest at the base lending rate from time to time of Lloyds Bank plc accruing daily;

         "Approval" means approval by the Board of Inland revenue as an exempt approved scheme for the purposes of Chapter I of Part XIV of the Taxes Act;

         "The Assumptions" means the actuarial methods and assumptions set out in the Actuary's Letter as the same have been agreed between the Sellers' Actuary and the Buyers' Actuary;

         "The Buyers' Actuary" means Stephen Lowry, F.I.A. of Messrs Gissings of Finsbury House, 23 Finsbury Circus, London EC2M 7AL or such other actuary as may be appointed by the Buyer for the purposes of this Schedule;

         "The Buyers' Scheme" means the retirement benefits scheme or schemes to be nominated by the Buyer in accordance with paragraph 3.2;

         "the Completion Date" means the date on which Completion will take place;

         "the Consenting Members" means those Transferring Members whose consent or request in writing (in a form submitted to and approved by the trustees of the Sellers' Schemes in advance of its issue) to or for a payment or transfer of assets from the Sellers' Schemes to the Buyers' Scheme in respect of the benefits (including accrued rights to guaranteed minimum pensions (within the meaning of the Pensions Act)) which have accrued to and in respect of them under the Sellers' Schemes up to the Membership Transfer Date has been received by the trustees of toe Sellers' Schemes not later than the date which is two months after the Membership Transfer Date and is not withdrawn prior to the Payment Date;

         "the Funding Requirement" means the amount which is equal to the aggregate value as at the Completion date of the benefits (including all benefits secured by voluntary contributions made by Consenting Members which are not money purchase benefits and excluding any enhancement of pensionable service $ranted on ill-health retirement or death in service and any lump sum benefit payable on death in service) prospectively and contingently payable from the Seller's Scheme$ in accordance with the provisions of the Sellers' Schemes in respect of the Consenting Members at the Membership Transfer Date calculated by reference to their pensionable service up to the Completion Date and a projection from the Completion Date of their pensionable earnings at the Completion Date and using the Assumptions (including the assumption that their pensionable earnings shall increase during the period from the Completion Date to their normal pension date under the Sellers' Schemes or earlier assumed date of death, retirement or other cessation of pensionable service);

         "the Member Employees" means those employees of the Company who are members of the Sellers' Schemes at the Completion Date;

         "the Membership Transfer Date" means the date which is twelve months after the Completion Date or such earlier date as may be agreed in writing between the Seller and the Buyer;

         "the Payment Date" means the date on which the trustees of the Sellers' Schemes make the payment to the trustees of the Buyers' Scheme in accordance with paragraph 5;

         "the Pensions Act" means the Pensions Act 1995;

         "the Sellers' Actuary" means M A Webb, FIA of Messrs Bacon & Woodrow of Parkside House, Ashley Road, Epsom, Surrey KT18 5BS or such other actuary as may be appointed by the Seller for the purposes of this Schedule;

         "the Sellers' Schemes" means the Anglian Water Pension Scheme and the Anglian Water Mirror Image Pension Scheme or either of these as the context may require and any retirement benefit scheme with or capable of obtaining Approval which shall result from the amalgamation of the Sellers' Schemes;

         "the Transferred Amount" means the aggregate amount which is paid or transferred by the trustees of the Sellers' Schemes to the trustees of the Buyers' Scheme but excluding so much (if any) thereof as shall be certified by the trustees of the Sellers' Schemes as deriving from voluntary contributions to which paragraph 6 relates;

         "the Transferring Members" means those Member Employees who become members of the Buyers' Scheme with effect from the Membership Transfer Date and who immediately before becoming members of the Buyers' Schekne are members of the Sellers' Schemes;

         "the Transitional Period" means the period commencing on the day immediately following the Completion Date and ending on the day immediately preceding the Membership Transfer Date (both days inclusive).

1.2 For the purposes of this Schedule "Buyer" shall mean "AES Buyer" and "Seller" shall mean "AES Seller" and "Company" shall mean "AES".

1.3      References to paragraphs are to paragraphs of this Schedule.

1.4 Headings in this Schedule are for ease of reference only and $hall not affect the interpretation of any provision.

2.       TRANSITIONAL PERIOD

2.1 The Seller and the Buyer shall use their best endeavors to procure the inclusion of the Buyer as a participating employer in the Sellers' Schemes during the Transitional Period in respect of the Member Employees subject to the Approval of the Sellers' Schemes not being prejudiced thereby.

2.2      The Buyer undertakes that during the Transitional Period:-

         2.2.1 it will pay to the trustees of the Sellers' Scheme the contributions to be made to the Sellers' Scheme by and in respect of the Member Employees at the following rates:-

                  by the Buyer - (i) in the case of Member Employees of the Anglian Water Pension Scheme: 8.0% of Pensionable Pay for members contributing 3% of Pensionable Pay; 12.3% of Pensionable Pay for members contributing 5% of Pensionable Pay and 12.4% for members contributing 6% of Pensionable Pay and
                  (ii) in the case of Member Employees of the Anglian Water Mirror Image Pension Scheme: 15.2% of Pensionable Earnings for members contributing 5% of Pensionable Earnings and

                  13.4% of Pensionable Earnings for members contributing 6% of Pensionable Earnings;

                  by members - 6%, 5% or 3% of Pensionable Pay or Pensionable Earnings as appropriate to the individual under the Rules of the Sellers' Scheme;

                  and it will comply in all respects (other than in relation to the payment of contributions) with the provisions of the Sellers' Schemes and for the avoidance of doubt the terms Pensionable Earnings and Pensionable Pay shall have the meanings ascribed to them in the trust deed and rules governing the Sellers' Schemes;

         2.2.2 it will meet all and any costs that may fall either on the Seller or the Principal Employer (as the same is defined in the Sellers' Schemes) the Trustees of the Sellers' Schemes consequent upon any Member Employee taking early retirement (being retirement prior to the earliest age at which the Member Employee is entitled to immediate unreduced benefits as of right) between Completion Date and the end of the Transitional Period such costs to be agreed between the Buyers' Actuary and the Sellers' Actuary using assumptions consistent with those in the Actuary's letter;

         2.2.3 it will not exercise its discretion to allow or permit early retirement on grounds of ill-health without the written consent of the Seller such consent not to be unreasonably withheld;

         2.2.4 it will make all necessary arrangements with the Co-operation of the Seller to obtain separate contracting-out certificates (within the meaning of the Pensions Act) in respect of the participation of the Buyer in the Sellers' Schemes in respect of the Member Employees and to cancel those contracting-out certificates with effect from the day immediately preceding the Membership Transfer Date;

         2.2.5 it will not do or omit to do any act or thing whereby the Approval of the Sellers' Schemes or their status as a contracted-out scheme would or might be prejudiced; and

         2.2.6 it will not exercise any right, power or discretion conferred on it by the Sellers' Schemes except on such terms (whether as to payment or additional contributions or otherwise) as the Seller may require.

         2.3 The Buyer undertakes that if the Pensionable Pay or Pensionable Earnings (as defined for the purposes of the Sellers' Schemes) of any Member Employee who does not become a Consenting Member is increased by more than 6.5% per annum before the Membership Transfer Date the Buyer shall pay such additional contribution to the Sellers' Schemes as the Seller or the trustees of the Sellers' Schemes may reasonably require.

         2.4 The Buyer and the Seller will do all such things and execute all such documents and generally use their reasonable endeavors to procure the implementation of the agreement set out in this Schedule.

3.       THE BUYERS' SCHEME

3.1 The Buyer shall arrange for those Member Employees who are still in its employment to be offered within nine months of the Completion Date membership of the Buyers' Scheme with effect on and from the Membership Transfer Date on terms which satisfy the requirements of paragraph 3.3 (such offer of membership to be in writing in a form disclosed at least two weeks in advance of issue by the Buyer to the trustees of the Sellers' Schemes who shall have an opportunity to comment upon the form and whose reasonable comments shall be incorporated) and for those Member Employees who accept such offer of membership and who are still in its employment on the Membership Transfer Date to be admitted to membership of the Buyers' Scheme with effect on and from the Membership Transfer Date in accordance with the terms of the offer of membership.

3.2 The Buyer undertakes to nominate a retirement benefits scheme on or before the Membership Transfer Date which shall:

         3.2.1    be or be intended to be in receipt of Approval;

         3.2.2 be or be intended to be a scheme providing salary related benefits which is contracted-out for the purposes of Part III of the Pensions Act on the basis of providing benefits which equal or exceed those set out in Sections 12A and 12B of the Pensions Act;

         3.2.3 provide (inter alia) benefits on the basis described in paragraph 3.3;

         and the Buyer shall use its best endeavors to procure that the trustees or managers of the Buyers' Scheme shall be able and willing to accept the transfer to the Buyers' Scheme of the accrued rights of the Consenting Members under the Sellers' Schemes.

3.3 The Buyer undertakes to the Seller to procure that the Buyers' Scheme shall (subject to receipt by the trustees of the Buyers' Scheme of the Adjusted Funding Requirement in full and Inland Revenue limits on benefits not being exceeded) provide benefits for and in respect of Consenting Members on a basis which for service before the Membership Transfer Date is in the agreed opinion of the Sellers' Actuary and Buyers' Actuary substantially the same as and no less favorable overall than the basis of the benefits for such service to which the Consenting Members would be entitled under the Sellers' Schemes at the Completion Date on the basis of the Assumptions TOGETHER WITH the benefit of any improvements or increases in Sellers' Schemes benefits made by the Principal Employer (as the same is defined in the Sellers' Schemes) and/or the Trustees of the Sellers' Schemes between the

         Completion Date and the Membership Transfer Date. In comparing the bases of benefits referred to in this paragraph an appropriate adjustment shall be made if any benefits are retained in the Sellers' Schemes in respect of any of the Consenting Members or if a state scheme premium (within the meaning of the Pensions Act) is paid by the trustees of the Sellers' Schemes in respect of a Consenting Member.

3.4 The Buyer undertakes to procure that the amount transferred to the Buyers' Scheme under paragraph 5 and any amount payable under paragraph 7 will, so far as can reasonably be achieved without maintaining or identifying such amounts as a separate fund and subject only to the need to retain Approval of the Buyers' Scheme, be applied under the Buyers' Scheme exclusively in the provision of benefits for and in respect of the Consenting Members in respect of their pensionable service completed prior to the Membership Transfer Date.

4.       CALCULATION OF THE ADJUSTED FUNDING REQUIREMENT

4.1 As soon as practicable after the Membership Transfer Date the Seller shall instruct the Sellers' Actuary to calculate the Funding Requirement and when the Payment Date has been determined the Adjusted Funding Requirement and the Buyer shall instruct the Buyers' Actuary to consult with the Sellers' Actuary for the purpose of checking and agreeing the method of calculation and the calculation by the Sellers' Actuary of the Funding Requirement and the Adjusted Funding Requirement.

4.2      The Adjusted Funding Requirement shall be the aggregate of:

         4.2.1 the Funding Requirement Appropriately Adjusted in respect of the period from the Completion Date to but excluding the Payment Date;

         PLUS

         4.2.2 an amount equal to the contributions paid after the Completion Date to the Sellers' Schemes by and in respect of the Consenting Members (except voluntary contributions to which paragraph 6 relates and a management charge of 0.5% of Pensionable Pay or Pensionable Earnings) with each such contribution being Appropriately Adjusted from the date of receipt thereof by the trustees of the.
                  Sellers' Scheme to but excluding the Payment Date;

         LESS

         4.2.3 an amount equal to the notional cost of insuring during the Transitional Period all benefits payable under the Sellers' Scheme which relate to an enhancement of pensionable service on ill-health retirement or death in service or a lump sum on death in service which is attributable to Consenting Members calculated as 2% of

                  Pensionable Pay or 4% of Pensionable Earnings (as appropriate) of the Consenting Members. Appropriately Adjusted in respect of the period from the date on which it is deemed to have been incurred to but excluding the Payment Date;

         LESS

         4.2.4 an amount equal to the value as at the Membership Transfer Date of any benefits in respect of the Consenting Members liability for which is not transferred from the Sellers' Schemes to the Buyers' Scheme. The value of each such benefit shall be calculated by the Sellers' Actuary and agreed by the Buyers' Actuary using the same assumptions (including the assumption that earnings shall increase) as are used for the calculation of the Funding Requirement and the value of each such benefit shall be Appropriately Adjusted in respect of the period from and including the Membership Transfer Date to but excluding the Payment Date.

5.       PAYMENT FROM THE SELLERS' SCHEMES

         The Seller shall use its best endeavors to procure that subject to:

         5.1.1 the trustees of the Sellers' Schemes being satisfied that the requirements of paragraph 3 have been or will be satisfied;

         5.1.2 if the trustees of the Sellers' Schemes are required to obtain Inland Revenue consent before making a transfer of assets to the Buyers' Scheme, such consent having been received by the trustees of the Sellers' Schemes;

         5.1.3 completion of a trustee transfer agreement in a form agreed in advance by the trustees of the Buyers' Scheme and the trustees of the Sellers' Schemes;

         the trustees of the Sellers' Schemes shall within 14 days of agreeing the Funding Requirement or its being agreed in accordance with paragraph 8 and (so far as is practicable using a reasonable estimate of the Payment Date) the Adjusted Funding Requirement offer to the trustees of the Buyers' Scheme an amount equal to the Adjusted Funding Requirement in the form of cash or if the Buyer agrees (i) noncash assets offered and selected by the trustees of the Sellers' Schemes or
         (ii) partly in cash and partly in the form of non-cash assets (similarly selected) in full and final satisfaction of the interests of the Consenting Members under the Sellers' Schemes (other than the interests to which paragraph 6 applies).

6.       ADDITIONAL VOLUNTARY CONTRIBUTIONS

         Any voluntary contributions made under the Sellers' Schemes for the purpose o securing additional retirement benefits on a money purchase basis and the investments or monies representing such contributions and any income derive therefrom shall be disregarded for the purposes of calculating the Funding Requirement. The Seller will, nevertheless, use its best endeavors to procure that on the Payment Date the trustees of the Sellers' Schemes pay or transfer to the trustees of the Buyers' Scheme (or procure the payment or transfer to the trustees of the Buyers' Scheme) the amount of any voluntary contributions of the Consenting Members under the Sellers' Schemes together with accumulated bonuses or investment return thereon and the Buyer shall use its best endeavors to procure that the trustees of the Buyers' Scheme apply that amount in the provision of additional benefits under the Buyers' Scheme for and in respect of the Consenting Members who had so contributed. The trustees of the Sellers' Schemes shall certify to the trustees of the Buyers' Scheme how much (if any) of the assets transferred derive from the voluntary contributions paid by the Consenting Members,

7.       ADJUSTMENT PAYMENT

7.1 In the event of the Transferred Amount (together with any realisation costs if the payment is made in cash) is less than the Adjusted Funding Requirement calculated as at the Payment Date and all the requirements set out in paragraph 5 have been met the Seller shall instruct the Sellers' Actuary to certify to the Buyer the amount of the difference (such amount being referred to in this sub-paragraph as "the shortfall") and the Seller shall pay or procure to be paid to the Buyer or as the Buyer may direct an amount equal to the shortfall Appropriately Adjusted in respect of the period from and including the Payment Date to but excluding the date of payment in accordance with this sub-paragraph.

7.2 If the Buyer or Buyers' Group Company (which shall have the moaning given to it in the Agreement) obtains for the accounting period in which the shortfall is paid by the Seller under paragraph 7.1 or in any of the four succeeding accounting periods a deduction for part (or the whole) of the shortfall which result$ in a reduction in taxable profits for the purposes of corporation tax either as an expense of the applicable accounting period or as an expense of a subsequent accounting period in respect of the shortfall made in one or more of the preceding accounting periods or by virtue of a trading loss created in whole or in part by the shortfall being carried forward against future profits of the Buyers' trade resulting in a reduction in taxable profits then the Buyer shall pay to the Seller an amount equal to the amount by which the shortfall reduces the said taxable profits multiplied by the marginal rate of tax applicable to the Buyer or the applicable member of the Buyers' Group (as the case may be) for the accounting period in which the deduction is Obtained or the loss utilised (such payment shall be made by the Buyer forthwith upon the later or (i) the date on which the tax would otherwise have been paid if it had not been for the said reduction in taxable profits and (ii) the amount of reduction being certified by the auditor of the Buyer or the applicable member of the Buyers' Group, which certification the Buyer shall procure is made at the earliest reasonable practicable opportunity, each accounting period being dealt with separately).

         For this purpose, a reduction in taxable profits includes not only a reduction in the taxable profits of the company obtaining a reduction in taxable profits but also a reduction in the taxable profits of any member of any group or consortium to which any loss attributable to such payment is surrendered by way of group relief or consortium relief in accordance with the provisions of sections 402 to 413 of the Taxes Act to a member of the Buyers' Group (but, for the avoidance of doubt, this does not include the increasing of a net loss for corporation tax purposes in an accounting period).

7.3 The Buyer shall use all reasonable endeavors to procure that such a deduction as is described in paragraph 7.2 is obtained in the earliest possible accounting period.

8.       DISPUTES

         Any dispute between the Seller and the Buyer or between the Sellers' Actuary and the Buyers' Actuary covering the calculation of the Funding Requirement or any element of the Adjusted Funding Requirement or any of the matters to be agreed by them under the provisions of this Schedule shall in the absence of agreement between them be referred to an independent actuary, agreed between the Seller and the Buyer within 10 days of the issue of such a reference first being raised or failing such agreement, appointed at the request of either the Seller or the Buyer by the President for the time being of the Institute of Actuaries who shall act as an expert and not as an arbitrator and whose decision shall be final and binding on the parties and whose expenses shall be borne equally by the Seller and the Buyer or otherwise as the expert in his absolute discretion may determine.

                                   SCHEDULE 6

                     REGISTERED INTELLECTUAL PROPERTY RIGHTS


PATENTS

British Patent No: 2242372 for Wedge Wire D Screen dated 25 March 1991.


LICENCES

1. Manufacture and supply of Black Box Sewage Treatment Unit for the Domestic Sewage Market from the AES Seller dated 9 April 1997.

2. Manufacture and supply of Dekoda Deodorising Unit for the Domestic Sewage Market from AW Licensing Limited dated 29 July 1997.

3. Step Screen etc. as provided for in the International Distributor Agreement with Hydropress Wallander & Co AB dated 1 March 1997.

4. General Industrial Property Rights as provided for in the Distribution Agreement with Picatech AG dated 20 June 1994.

5. Various trademarks (including "Waterlink") as provided for under the International Distributorship Agreement with Nordic Water Products AB and Zickert Products AB dated 5 December 1997.



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



                                   SCHEDULE 7

                                  TAX INDEMNITY


1. DEFINITIONS

1.1 In this Schedule the following words have the meanings set out below.

         1.1.1 "Actual Liability To Taxation" means any liability of the Company to make actual payment of (or of an amount in respect of) Taxation.

         1.1.2    "Claim" means:

                  (a) any letter, assessment, notice, demand or other document issued or action taken by any Taxation Authority; or

                  (b) any action that the Company has to take as a result of any Taxation legislation or requirement of the relevant Taxation Authority,

         from which it appears that the Company is or may be or may become liable to any Liability to Taxation.

         1.1.3 "Effective Liability To Taxation" shall have the meaning given in clause 2.4.

         1.1.4 "Event" includes any actual event, act, transaction or omission or any deemed event, act, transaction or omission or combination or series of such actual or deemed events, acts, transactions or omissions whether or not the Company is a party to it. Including (without limitation) the declaration, payment or making of any dividend or other distribution, and completion of the sale of the Shares to the AES Buyer pursuant to the Agreement.

         1.1.5 "Liability To Taxation" means any Actual Liability to Taxation and/or Effective Liability to Taxation and/or other payment referred to in clause 3.

         1.1.6 "Non-Availability" includes in relation to a Relief the reduction, modification, loss, claw-back, counteraction, disallowance or cancellation of that Relief or right to repayment of Taxation or a failure to obtain a Relief or to receive the benefit of a right to repayment o Taxation to which the Company was or reasonably assumed it was entitled.

         1.1.7 "Relief" means any loss, relief, allowance, exemption, credit, set-off, charge or deduction or right to repayment of Taxation in respect of any Taxation for the purposes of computing income profits or gains for Taxation, including (without limitation) losses within the meaning of section 393 of the Taxes Act.

2.       INTERPRETATION

2.1 Reference to income or profits or gains, earned, accrued or received includes income or profits of gains deemed to have been, treated as or regarded as earned, accrued, received or otherwise arising for the purposes of any Taxation legislation.

2.2 Reference to a Claim for Taxation shall include any Claim whether made before or after the date of this Agreement (which has not been satisfied at that date).

2.3 There shall be excluded (without limitation) from the meaning of "ordinary course of business" any Event which results in or involves the following:

         2.3.1 any Taxation arising under Part VIII of the Taxes Management Act 1970 (charges on non-residents);

         2.3.2 any Taxation arising under Part XVII of the Taxes Act (tax avoidance);

         2.3.3 any Taxation arising in respect of any distribution (as defined in Part VI of the Taxes Act) or deemed distribution;

         2.3.4 any Taxation arising in respect of the acquisition, disposal or supply or deemed acquisition, disposal or supply of any assets, goods, service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) for a consideration deemed for Taxation purposes to be in excess of that (if any) actually received or for a consideration deemed for Taxation purposes to be less than that actually given;

         2.3.5 any Taxation arising in respect of a transaction which may result in the Company or the AES Buyer becoming liable to pay or bear Taxation chargeable directly or primarily against or attributable directly or primarily to another person, firm or company other than any Taxation which the Company has deducted pursuant to the provisions of section 203 of the Taxes Act;

         2.3.6 any Taxation which the Company failed to deduct or which arises as a result of a failure by the Company to deduct or duly account for Taxation; and

         2.3.7 any Taxation arising from the disposal or acquisition or deemed disposal or acquisition of any asset other than trading stock for a consideration or deemed consideration in excess of (pound)10,000.


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



2.4 Any reference to an "Effective Liability to Taxation" shall be construed as a reference to:

         2.4.1 the set-off of any Relief against any Actual Liability to Taxation or against any income, profit or gains in respect of which the Covenantors would, but for such set-off, have been liable under clause 3.1 and, for the purposes of clause 3.1, the amount of such an Effective Liability to

                  Taxation arising as a result of such set-off will be an amount equal to the amount of Taxation saved as a result of the Set-off; or

         2.4.2 the non-availability (in whole or in part) of any Relief taken into account in computing any provision for current or deferred Taxation in the Accounts and, for the purposes of clause 3.1, the amount of such Effective Liability to Taxation shall be:

                  (a) if the Relief was a deduction from or set-off against Taxation or a right to repayment of Taxation, the amount of that Relief; or

                  (b) in any other case, the amount of Taxation that would have been saved but for such non-availability on the assumption that the Relief was available and was capable of being fully utilised and was so utilised immediately prior to it becoming non-available.

2.5 Any reference to a "clause" shall be to a clause in this Schedule unless stated otherwise.

3.       COVENANTS

3.1 Subject as hereinafter provided the AES Seller hereby covenants to pay to the AES Buyer an amount equal to:

         3.1.1 any Actual Liability to Taxation resulting from or by reference to:

                  (a) any income, profits or gains earned, accrued or received on or before the date of this Agreement; or

                  (b) any Event which occurred on or before such date or was deemed to occur on or before such date for the purposes of Taxation whether alone or in conjunction with other such Events; or

                  (c) the provisions of section 767A of the Taxes Act or sections 179, 190 or 191 of the TCGA in relation to corporation tax assessed on any company remaining unpaid where the company in question is the AES Seller or was under the control of the AES Seller; or

                  (d) any Event occurring after Completion in pursuance of a legally binding obligation or arrangement in either case whether or not conditional incurred or entered into on or before Completion;

         3.1.2    any Effective Liability to Taxation;

         3.1.3 any payment made by the Company, whether to a Taxation Authority or not, where such payment is made between the Last Accounting Date and Completion in respect of an Actual Liability to Taxation that would have been a liability of the AES Seller under clause 3.1.1 but for such payment;

         3.1.4 any reasonable costs and expenses properly incurred by the AES Buyer and/or the Company in connection with any such Liability to Taxation or in taking or defending any action under this
                  Schedule in respect of which the AES Buyer ultimately proves successful;

         3.1.5 any liability of the Company to pay or repay an amount in respect of Taxation under any agreement, indemnity, guarantee, covenant, mortgage or charge or other contractual obligation entered into on or before Completion; and

         3.1.6 any Liability to Taxation, and all reasonable costs and expenses properly incurred by the AES Buyer and/or the Company in connection with any such Liability to Taxation, which arises as a direct consequence of:

                  (a) the interim dividend of (pound)2,300,000 declared and paid by the Company on 20th March 1998;

                  (b) the issue and allotment of 2,300,000 Shares at par by the Company to Anglian Water International Holdings Limited on 23rd March 1998; and/or

                  (c) the transfer of the Shares from Anglian Water International Holdings Limited to the AES Seller on 24th March 1998.

3.2 In respect of payments made pursuant to the covenants contained within this Indemnity:

         3.2.1 all sums payable by the AES Seller to the AES Buyer shall be paid free and clear of all deductions, withholdings, set-off$ or counterclaims whatsoever save only as may be required by law,

         3.2.2 if any deductions or withholdings are required by law to be made from any sums, the AES Seller shall be obliged to pay the AES Buyer such further amount as will, after the deduction or withholding has been made, leave the AES Buyer with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding; and

         3.2.3 if any sum payable by the AES Seller to the AES Buyer under clause 3 (including clause 3.2.2 and this clause 3.2.3) shall be subject to an Actual Liability to the Taxation in the hands of the AES Buyer or would have been so subject but for the availability of a Relief, the AES Seller shall pay to the AES Buyer such further sum equal to such Actual Liability to Taxation.

4.       EXCLUSIONS

4.1 The covenants by the AES Seller in clause 3.1 shall not apply to any Liability to Taxation:

         4.1.1 to the extent that provision or reserve in respect of any relevant Actual Liability to Taxation was taken into account in computing any provision or reserve for current or deferred Taxation in the Accounts;

         4.1.2 for which the Company is or may become primarily liable as a result of transactions entered into in the ordinary course of its business after the Last Accounting Date and before the date of this Agreement; or

         4.1.3 in respect of which provision or reserve has been made in the Accounts which is insufficient only by reason of any increase in rates of Taxation made after the date of this Agreement.

4.2 The AES Seller shall not be liable in respect of any claim under this Indemnity or under any of the Tax Warranties to the extent that the claim arises or is increased as a consequence of:

         4.2.1 the failure by the Company after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing the making, giving or doing of which could have been performed by the Company and full written details Of which have been given by the AES Seller to the AES Buyer or the Company at least two months before the date by which such thing has to be performed and which was taken into account in computing any provision for current or deferred Taxation which appears in the Accounts (or eliminating any provision for current or deferred Taxation which, but for such Relief, would have appeared in the Accounts);

         4.2.2 the withdrawal or amendment by the Company after Completion of any claim for capital allowances made by the Company prior to the last Accounting Date;

         4.2.3 a voluntary disclaimer, claim or election made or notice or consent given by the AES Buyer or the Company after Completion which could reasonably have been avoided

                  (otherwise than at the request of the AES Seller under the provisions of this Agreement and otherwise than pursuant to an obligation, whether legally binding or not, incurred prior to the date of this Agreement) and which the AES Buyer was or ought reasonably to have been aware would give rise to a Liability or Taxation;

         4.2.4 a cessation of the trade carried on by the Company or a major change in the nature or conduct of the trade carried on by the Company in either case after Completion;

         4.2.5 the failure by the Company or the AES Buyer to comply with any of their respective obligations under clause 5 (Mitigation);

         4.2.6 any changes in the law (whether relating to Taxation, rates of Taxation or otherwise) or the withdrawal of any extra statutory concession previously made by the Inland Revenue or any other Taxation Authority or change in the generally published interpretation or practice of any Tax Authority and whether or not having retrospective effect;

         4.2.7 the Company ceasing to be taxed at the small companies' rate of corporation tax as a result of the purchase of the $hares by the AES Buyer;

         4.2.8 any change in the basis on which the Company prepares its accounts other than a change designed to comply with generally accepted accounting principles at the date hereof; or

         4.2.9 a voluntary act or omission by the AES Buyer or the Company after Completion which could reasonably have been avoided outside the ordinary course of the Company's business as carried out at the date of Completion (unless pursuant to an obligation, whether legally binding or not, incurred prior to the date of this Agreement, or taking place with the approval of the AES Seller) and which the AES Buyer was or ought reasonably to have been aware would give rise to a Liability or Taxation.

4.3 For the avoidance of doubt, limitations on the AES Seller's liability in respect of Tax Claims are also contained in clause 5 of the Agreement and where the provisions of that clause and this Indemnity conflict, this Indemnity shall prevail.

5.       MITIGATION OF LIABILITY

5.1      Where:

         5.1.1 it appears to the AES Seller that a Liability to Taxation may arise or has arisen in respect of which the AES Seller is or will or may become liable to pay an amount to the AES Buyer under this Agreement; and

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



         5.1.2 the AES Seller has available amounts eligible for surrender by way of group relief, or advance corporation tax the benefit of which may be surrendered, or any other available reliefs any of which, if surrendered to the Company, would reduce or eliminate such Liability to Taxation or prevent such claim from arising in whole or in part;

         then, at the request and expense of the AES Seller, the Purchaser shall (or shall procure that the Company shall) make all such claims for group relief and give all other such claims, elections and consents as the AES Seller may reasonably require, and do all such other things as may be necessary for the Company or the AES Buyer to give effect to such claims, surrenders, consents and elections.

5.2 Where the AES Seller has paid an amount to the AES Buyer under this Indemnity or for breach of any Tax Warranty in respect of a liability of the Company to account for advance corporation tax which is subsequently (whether in whole or in part) set off against the Company's liability to corporation tax for any account period under section 239 of the Taxes Act 1988 the AES Buyer shall repay to the AES Seller the whole or a proportional part as the case may be of the amount previously paid by the AES Seller to the AES Buyer, such repayment to be made:

         5.2.1 where the Company receives a repayment of corporation tax on the fifth Business Day after the date on which the Company receives such repayment; and

         5.2.2 where the Company satisfies a liability to pay corporation tax, on the date of which such corporation tax would otherwise have been required to be paid.

6.       OVER-PROVISIONS

6.1 The AES Seller shall be entitled to require the AES Buyer to request the auditors for the time being of the Company to determine (as experts and not as arbitrators and at the expense of the AES Seller) whether any provision for Taxation in the Accounts (excluding any provision for deferred Taxation) has proved to be an over-provision and if the auditors so determine the amount of such over-provision shall be dealt with in accordance with clause 6.2.

6.2 Where it is provided under clause 6.1 that any amount is to be dealt with in accordance with this clause:

         6.2.1 the amount shall first be set off against any payment due from the AES Seller under this Agreement; and

         6.2.2 to the extent that there is any excess which is not exhausted under clause 6.2.1 the remainder of that excess shall be carried forward and set off against any future payment which becomes due from the AES Seller under this Agreement.

7.       CONDUCT OF NEGOTIATION AND PROCEEDINGS

7.1 If the AES Buyer or the Company becomes aware of a Claim relevant for the purposes of this Schedule it shall as soon as reasonably practicable and in any case within 10 Business Days give written notice of it to the AES Seller.

7.2 The AES Buyer and the Company shall be at liberty to take any reasonable action to avoid, resist, appeal, compromise or defend the Claim provided that the AES Buyer:

         7.2.1 keeps the AES Seller fully informed of all matters relating to the Claim and delivers to the AES Seller copies of all material correspondence relating to the Claim;

         7.2.2 obtains the AES Seller's prior written approval (not to be unreasonably withheld or delayed) to:

                  (a) the appointment of solicitors or other professional advisers; and

                  (b) the content and sending to a Tax Authority of each communication (written or otherwise) relating to the Claim; and

         7.2.3 obtains the AES Seller's prior written approval (not to be unreasonably withheld or delayed) to:

                  (a)      the settlement or compromise of the Claim; and

                  (b) the agreement of any matter which is likely to affect the amount of the Claim or the future liability of the AES Seller or any subsidiary or holding company of the AES Seller in respect of Tax.

7.3 If the AES Seller notifies the AES Buyer that it does not approve any matter referred to in clauses 7.2.2 and 7.2.3 above and agreement in respect of such matter has not been reached with the AES Buyer within 10 Business Days of such notification, the AES Seller shall (subject to clause 7.4 below) be at liberty to take over the conduct of all negotiations and proceedings in relation to the relevant Claim and the AES Buyer and the Company shall take such action in connection therewith as the AES Seller may reasonably request, provided that the AES Seller shall indemnify the AES Buyer and the Company against any reasonable loses, costs, liabilities, damages and expenses which may be incurred and provided that neither the AES Buyer nor the Company shall be required to take any action which it reasonably considers will be materially prejudicial to it.

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



7.4 If the AES Seller takes over the conduct of negotiations and proceedings in relation to any Claim under clause 7.3 above, then the AES Seller shall:

         7.4.1 keep the AES Buyer fully informed of all matters relating to the Claim and deliver to the AES Buyer copies of all material correspondence relating to the Claim;

         7.4.2 obtain the AES Buyer's prior written approval (not to be unreasonably withheld or delayed) to:

                  (a) the appointment of solicitors or other professional advisers; and

                  (b) the content and sending to a Tax Authority of each communication (written or otherwise) relating to the Claim; and

         7.4.3 obtain the AES Buyer's prior written approval (not to be unreasonably withheld or delayed) to:

                  (a)      the settlement or compromise of the Claim; and

                  (b) the agreement of any matter which is likely to affect the amount of the Claim or the future liability of the Company or the AES Buyer or any subsidiary or holding company of either of them in respect of Tax.

7.5 If the AES Buyer notifies the AES Seller that it does not approve any matter referred to in clauses 7.4.2 and 7.4.3 above and agreement in respect of such matter has not been reached with the AES Seller within 10 Business Days of such notification, the AES Buyer shall be at liberty to take over again the conduct of all negotiations and proceedings in relation to the relevant Claim and the provisions of clauses 7.2 and 7.3 above shall apply to this further conduct.

8.       TAX RETURNS

         The AES Buyer or its duly authorised agents shall prepare the tax returns and the computations of the Company for all accounting periods ending on or before Completion. The AES Buyer shall deliver all tax returns, computations and accompanying statutory accounts to the AES Seller for comment before submitting them to any Tax Authority. The tax returns, computations, claims and consents (so far as not already authorised signed and submitted) shall be authorised signed and submitted to the appropriate authority with such amendments as the AES Seller or its duly authorised agents shall reasonably request as long as the AES Buyer is not required to make any amendment which it reasonably considers will be materially prejudicial to it or the Company or any Subsidiary or Holding Company of either of them. The AES Buyer or its authorised agents shall prepare all documentation and deal with all matters (including correspondence) subject to clause 7, relating to the said returns, computations, claims, consents and surrenders PROVIDED that all of such documentation and correspondence is approved by the AES Seller or its authorised agents prior to submission to the Taxation Authority (such approval not to be unreasonably withheld or delayed). If the AES Buyer or its agents become aware of any matter raised by the Inland Revenue or other relevant authority in relation to the tax returns and computations of the Company for the accounting periods ending on or prior to Completion the AES Buyer shall procure that written notice of the matter in question be promptly given to the AES Seller.

9.       DATE FOR PAYMENT

9.1 The AES Seller shall make payments to the AES Buyer under this Schedule or under the Tax Warranties not later than on the following dates:

         9.1.1 insofar as a Claim represents Taxation to be borne by the Company but which has not yet become due, the AES Seller shall take the payment in respect of that Claim (or so much thereof as represents that Taxation) 5 Business Days before that Taxation becomes due;

         9.1.2 insofar as a Claim consists of the loss of a right to repayment of Taxation, the AES Seller shall make the payment in respect of that Claim (or so much thereof as represents that loss) on the date on which that repayment would otherwise have become due; and

         9.1.3 in any other case, the AES Seller shall make the payment 5 Business Days after the date on which a notice containing a written demand for the amount of the payment required to be made is delivered to the AES Seller;

         and for this purpose references to a date on which Taxation becomes due include a reference to the date on which it would have become due were it not for the availability of some Relief or right to repayment of Taxation. Any payment which becomes due on a day which is not a Business Day shall be paid on the next following Business Day. No payment shall be treated as made until cleared funds in respect thereof are available to the AES Buyer.

         9.2 If any payment required to be made by the AES Seller under this deed is not made by the due date for payment thereof, then that payment shall carry interest from the due date of payment until actual payment at the rate of 2 percent above the Base Rate from time to time of Barclays Bank plc.

10.      RECOVERY

10.1 Save where recovery is pursuant to clause 10.2 below if the AES Seller has made a payment to the AES Buyer under this Indemnity or for breach of any Tax Warranty and the Company recovers from any third party (including any 'taxation Authority) any sum (including any interest or repayment supplement) in respect of the matter to which the payment made by the AES Seller relates the AES Buyer shall procure that the Company accounts to the AES Seller for such sum less any reasonable costs fees or expenses reasonably incurred by the Company or the AES Buyer in recovering such sum up to the amount of the payment previously made by the AES Seller to the AES Buyer in respect of the matter in question under this Indemnity or for breach of the Tax Warranty such payment to be made by the Company five Business Days after the Company actually recovers the sum.

10.2     Subject to clause 10.1, if:

         10.2.1 the Company or the AES Buyer is entitled to recover from another person a sum in respect of a matter to which clause 3 or any Tax Warranty relates; and

         10.2.2 the AES Seller has first agreed (to the AES Buyer's reasonable satisfaction) to indemnify the AES Buyer and the Company against all costs which the AES Buyer or the Company may incur in connection with the taking of the following action, then, subject to clause 10.3 and at the AES Seller's request, the A@S Buyer shall, and shall ensure that the Company will, take any action reasonably requested by the AES Seller to enforce recovery against the other person.

10.3 The AES Buyer need not take any action which the AES Buyer or the Company reasonably considers to be prejudicial to its commercial interests.

10.4     The AES Buyer shall account to the AES Seller for the lesser of:

         10.4.1 the sum recovered (including any interest paid by the, other person), net of any Tax on the sum and that interest and less any reasonable costs, fees or expenses reasonably incurred by the Company or the AES Buyer in recovering such sum; and

         10.4.2 the amount paid by the AES Seller under clause 3 or for breach of any Tax Warranty in respect of that matter.



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



                                   SCHEDULE 8

                      PEI CONTRACTS EXCLUDED FROM WARRANTY


PEI Current Contracts

NUMBER                              LOCATION

9351                                Colorado Springs, CO
9456-1                              Rockford, IL
9457                                Norfolk, VA
9457A                               Norfolk, VA
9570                                Barrie, Ontario
9575                                City of St Louis
9673                                Mahopac, NY
9676                                Spartanburg, SC
9677                                Danbury, CT
9678                                Corazal, PR
9679                                Rockport, MA
9780                                Detroit Pilot Plant
9781                                Philadelphia Pilot Plants
9782                                EXXON Chemicals Corp.
9783                                Coca, EL
9784                                Taber, Alberta
9785                                WPT - New Orleans, LA
9786                                Vineland, NJ
9787                                Brooklyn College
9788                                Shandaggen Farms
9889                                Valley Pride

EXECUTED by the parties:


SIGNED by                                   )
for and on behalf of ANGLIAN WATER          )
SERVICES LIMITED                            )




SIGNED by                                   )
for and on behalf of ANGLIAN WATER          )
INC                                         )




SIGNED by                                   )
for and on behalf of ANGLIAN WATER          )
INTERNATIONAL LIMITED                       )




SIGNED by                                   )
for and on behalf of WATERLINK UK           )
LIMITED                                     )




SIGNED by                                   )
for and on behalf of WATERLINK INC          )
                                            )